Exhibit 10.1
ASSET PURCHASE AGREEMENT
BY
AND
BETWEEN
ST. DAVID’S HEALTHCARE PARTNERSHIP, L.P., LLP
AND
HEART HOSPITAL IV, L.P.
Dated as of February 16, 2010

LIST OF SCHEDULES

Schedule 1.1A	Excluded MedCath Party Intellectual Property
Schedule 1.1B	MedCath Party Leased Real Property
Schedule 1.1C	MedCath Party Owned Real Property
Schedule 1.1D	MedCath Party Debt as of September 30, 2009, MedCath Party Long Term
Debt, MedCath Party Capital Lease Obligations
Schedule 1.1E	MedCath Party Net Working Capital as of December 31, 2009
Schedule 2.2(vi)	Excluded MedCath Party Contracts
Schedule 2.2(xviii)	Excluded MedCath Party Assets
Schedule 4.2	Required Approvals for St. David’s
Schedule 5.2	Required Approvals for MedCath Party
Schedule 5.3	Affiliates and Minority Interests in MedCath Party
Schedule 5.4	Rights Regarding MedCath Party Assets
Schedule 5.6	MedCath Party Historical Financial Information
Schedule 5.7	Permits; Deficiency Reports of MedCath Party
Schedule 5.8	MedCath Party Intellectual Property
Schedule 5.9	MedCath Party Medicare Participation/Accreditation
Schedule 5.10	MedCath Party Regulatory Compliance
Schedule 5.11(a)	Scheduled MedCath Party Contracts
Schedule 5.11(b)	MedCath Party Rent Roll
Schedule 5.12(a)	MedCath Party Encumbrances
Schedule 5.12(b)	MedCath Party Notices of Violation
Schedule 5.14	MedCath Party Insurance
Schedule 5.15	MedCath Party Employee Benefit Plans
Schedule 5.16(a)	MedCath Party Labor Disputes
Schedule 5.16(b)	MedCath Party Employees
Schedule 5.17	Litigation or Proceedings against MedCath Party
Schedule 5.18	MedCath Party Tax Matters
Schedule 5.19	MedCath Party Environmental Matters
Schedule 5.21	MedCath Party WARN Act Disclosures
Schedule 5.22	MedCath Party OSHA Compliance
Schedule 5.24	Certain MedCath Party Changes
Schedule 5.25	MedCath Party Medical Staff Matters
Schedule 5.29	MedCath Party Transactions with Affiliates
Schedule 7.2	MedCath Party Operating Covenants
Schedule 7.3	MedCath Party Negative Covenants
Schedule 10.3(a)	MedCath Party Senior Management/Retained Employees
Schedule 11.1(b)	Allocations
Schedule 11.16	MedCath Party Tail Insurance
Schedule 13.18	Persons with Knowledge
LIST OF EXHIBITS

Exhibit A	Form of MedCath Guaranty
MedCath Corporation agrees to furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request.

v

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 16, 2010 by and between ST. DAVID’S HEALTHCARE PARTNERSHIP, L.P., LLP, a Texas limited liability limited partnership (“St. David’s”), and HEART HOSPITAL IV, L.P., a Texas limited partnership (“MedCath Party”).
W I T N E S S E T H:
     WHEREAS, MedCath Party owns, leases and operates, directly and indirectly through subsidiaries and Affiliates, the MedCath Party Facilities (as defined herein) and the MedCath Party Assets (as defined herein);
     WHEREAS, in reliance upon the representations, warranties and covenants of MedCath Party set forth herein, St. David’s desires to acquire the MedCath Party Facilities and the MedCath Party Assets from MedCath Party, and to assume the Assumed MedCath Party Liabilities, all as more fully set forth herein; and
     WHEREAS, in reliance upon the representations, warranties and covenants of St. David’s set forth herein, MedCath Party desires to sell the MedCath Party Facilities and the MedCath Party Assets to St. David’s, and to assign the Assumed MedCath Party Liabilities to St. David’s, all as more fully set forth herein.
     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:
1. DEFINITIONS
     1.1 Definitions. As used herein the terms below shall have the following meanings:
     “AAA” has the meaning set forth in Section 13.3(b).
     “ADA” mean the Americans with Disabilities Act, as amended.
     “Additional Financial Statements” has the meaning set forth in Section 7.7.
     “Affiliate” means, as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any successors or assigns of such Person; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by Contract or otherwise; provided that, (i) with respect to St. David’s, “Affiliate” shall not include direct or indirect stockholders, officers or directors of HCA Inc. and (ii) with respect to MedCath Party, “Affiliate” shall not include direct or indirect stockholders, officers or directors of MedCath Corporation or any equityholder of MedCath Party other than General Partner and its Affiliates.

     “Agreement” means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or delivered with respect hereto or expressly incorporated herein by reference.
     “Applicable Rate” means the “prime rate” as quoted in the “Money Rates” section of The Wall Street Journal on the Closing Date.
     “Appraiser” has the meaning set forth in Section 11.1(a).
     “Approval” means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication to be filed with or delivered to, any Governmental Entity.
     “Approved Capital Expenditures” means expenditures for improvements, equipment, repairs or other expenses which would be capital in nature and which are either (i) less than $25,000 for an individual improvement or project or (ii) if such expenditure equals or exceeds $25,000 for an individual improvement or project, then the party seeking to make the improvement or complete a project shall have obtained the consent of the other party with respect to the costs of such improvement or project prior to making same, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that in no event will Approved Capital Expenditures of a party exceed a total of $100,000.00 without the consent of the other party.
     “Assumed MedCath Party Contracts” has the meaning set forth in Section 2.1.
     “Assumed MedCath Party Liabilities” has the meaning set forth in Section 2.3.
     “Basket Amount” has the meaning set forth in Section 12.3(c).
     “Cash Payment” or “Final Cash Payment” means an amount equal to the Final Austin Purchase Price.
     “CERCLA” has the meaning set forth in the definition of Environmental Laws.
     “Change in Control Transaction” means (i) a transaction in which a Person is or becomes the beneficial owner, directly or indirectly, of securities of MedCath Corporation representing fifty percent (50%) or more of the total voting power represented by MedCath Corporation’s then outstanding voting securities; (ii) a merger or consolidation in which MedCath Corporation is a party and in which the equityholders of MedCath Corporation before such merger or consolidation do not retain, directly or indirectly, at a least majority of the beneficial interest in the voting equity interests of the Person that survives or results from such merger or consolidation; or (iii) a sale or disposition by MedCath Corporation or its Affiliates of all or substantially all of MedCath Corporation’s assets or those of its Affiliates existing as of the date hereof (excluding the MedCath Party Facilities) either to a single or multiple purchasers thereof. Notwithstanding the foregoing, in no event shall the acquisition of voting securities by one or more Persons (even if such offering represents 50% or more of the total voting power represented by MedCath Corporation’s then outstanding voting securities) in a public offering constitute a Change in Control Transaction.
     “Closing” has the meaning set forth in Section 3.1.
     “Closing Date” has the meaning set forth in Section 3.1.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Confidential Information” means all information of any kind concerning either party or its Affiliates, obtained directly or indirectly from such party or its Affiliates, in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by MedCath Party or St. David’s to be under an obligation to St. David’s or MedCath Party, respectively, to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement or the Confidentiality Agreement), or (iv) which was in a party’s possession on a nonconfidential basis prior to disclosure thereof to such party in connection herewith.
     “Confidentiality Agreement” has the meaning set forth in Section 13.8.
     “Contract” means any binding written or oral contract, commitment, instrument, lease, or other arrangement or agreement.
     “CVSTAT License Agreement” has the meaning set forth in Section 11.18.
     “De Minimis Contract” means any Contract that does not contain an exclusivity or similar provision restricting MedCath Party from engaging in any business or conducting business with any Person and that either (i) requires total expenditures subsequent to Closing of not more than $10,000 and, or (ii) can be terminated without cause or penalty within ninety (90) days after Closing without the expenditure of more than $10,000 within such ninety (90) day period.
     “Drop Dead Date” has the meaning set forth in Section 11.2(a)(ii).
     “EEOC” means the Equal Employment Opportunity Commission.
     “Effective Time” has the meaning set forth in Section 13.5.
     “Employment Loss” means (i) an employment termination, other than a discharge for cause, voluntary departure, or retirement, (ii) a layoff exceeding six (6) months or (iii) a reduction in hours of work of more than fifty percent (50%).
     “Encumbrance” means any claim, charge, easement, encumbrance, conditional sales agreement, right of first refusal, option, encroachment, security interest, mortgage, lien, pledge or restriction, whether imposed by Contract, Law, equity or otherwise.

     “Environmental Condition” as to either party, means any event, circumstance or conditions related in any manner whatsoever to: (i) the current or past presence or spill, emission, discharge, disposal, release or threatened release of any hazardous, infectious or toxic substance or waste (as defined by any applicable Environmental Laws) or any chemicals, pollutants, petroleum, petroleum products or oil (“Hazardous Materials”), into the environment; or (ii) the on-site or off-site treatment, storage, disposal or other handling of any Hazardous Material originating on or from the MedCath Party Real Property; or (iii) the placement of structures or materials into waters of the United States; or (iv) the presence of any Hazardous Materials in any building, structure or workplace or on any portion of the MedCath Party Real Property; or (v) any violation of Environmental Laws at or on any part of the MedCath Real Property, or arising from the activities of the MedCath Party or any Affiliate of the MedCath Party at the MedCath Party Facilities, involving Hazardous Materials.
     “Environmental Laws” means all Laws relating to pollution or the environment, including the Comprehensive Environmental Recovery, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq. (“RCRA”), the Clean Air Act, 42 U.S.C § 7401, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 600, et seq. (“OSHA”), and all other Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, pesticides, or industrial, infectious, toxic or hazardous substances or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, infectious, toxic, or hazardous substances or wastes.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Controlled Group” means a group of Persons considered to be aggregated with each other pursuant to Section 414(b), (c), (m) or (o) of the Code.
     “Excluded MedCath Party Assets” has the meaning set forth in Section 2.2.
     “Excluded MedCath Party Contracts” has the meaning set forth in Section 2.2.
     “Excluded MedCath Party Employees” has the meaning set forth in Section 10.3(a).
     “Excluded MedCath Party Liabilities” has the meaning set forth in Section 2.4.
     “Exhibits” means the exhibits to this Agreement.
     “Final Austin Purchase Price” means an amount equal to (i) $81,270,850 plus (ii) the Final MedCath Party NWC Calculation minus (iii) the Final MedCath Party Debt Calculation plus (iv) the Final MedCath Party Capital Expenditures Calculation.
     “Final MedCath Party Capital Expenditures Calculation” means a calculation of the aggregate amount of the MedCath Party Capital Expenditures and shall include a schedule of all MedCath Party Capital Expenditures and reasonable backup documentation of the expenditures actually paid by MedCath Party and its Affiliates in connection with the capital expenditures identified on such schedule.
     “Final MedCath Party Debt Calculation” means a calculation of the aggregate amount of the MedCath Party Debt as of the Closing Date as reflected on the MedCath Party Closing Balance Sheet. The Final MedCath Party Debt Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of the MedCath Party Debt set forth on Schedule 1.1D.
     “Final MedCath Party NWC Calculation” means a calculation of the MedCath Party Net Working Capital as of the Closing Date. The Final MedCath Party NWC Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of MedCath Party Net Working Capital set forth on Schedule 1.1E, except that the line item “Accrued salaries” will be adjusted to eliminate any MedCath Party Accrued PTO in respect of employees of MedCath Party and its Affiliates who are not offered employment or who do not accept offers of employment with St. David’s or its Affiliates as of Closing.
     “FTC” means the Federal Trade Commission.
     “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, as modified as described in Schedule 5.6 and applied consistently by MedCath Party throughout the periods involved.
     “General Partner” means Hospital Management, IV, Inc., a North Carolina corporation and the general partner of MedCath Party.
     “Government Programs” means the federal Medicare, all applicable state Medicaid and successor programs.
     “Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
     “Ground Lease” means that certain Lease Agreement dated as of December 11, 1990, as amended, by and between Ground Lessor and Sublessor.
     “Ground Lessor” means the State of Texas, acting by and through the Texas Department of Mental Health and Mental Retardation.
     “Hazardous Materials” has the meaning set forth in the definition of Environmental Condition.
     “Heart Hospital” means the hospital known as the Heart Hospital of Austin located in Austin, Texas.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

     “Immigration Act” means the Immigration Reform and Control Act of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Indemnifiable Losses” means all losses, liabilities, damages, costs (including court costs and costs of appeal) and expenses (including reasonable attorneys’ fees) actually incurred by an Indemnified Party.
     “Indemnified St. David’s Parties” has the meaning set forth in Section 12.2.
     “Indemnified MedCath Party Parties” has the meaning set forth in Section 12.1.
     “Indemnified Party” has the meaning set forth in Section 12.4(a).
     “Indemnifying Party” has the meaning set forth in Section 12.4(a).
     “Interim Balance Sheet Date” means the most recently ended calendar month prior to the Closing Date for which financial statements are available for MedCath Party in respect of the MedCath Party Facilities.
     “Interim Cash Payment” means an amount equal to the Interim Austin Purchase Price.
     “Interim Austin Purchase Price” means an amount equal to (i) $81,270,850 plus (ii) the Interim MedCath Party NWC Calculation minus (iii) the Interim MedCath Party Debt Calculation plus (iv) the Interim MedCath Party Capital Expenditures Calculation.
     “Interim MedCath Party Capital Expenditures Calculation” means a calculation of the aggregate amount of the MedCath Party Capital Expenditures as of the Interim Balance Sheet Date and shall include a schedule of all MedCath Party Capital Expenditures through the Interim Balance Sheet Date and reasonable backup documentation of the expenditures actually paid by MedCath Party and its Affiliates in connection with the capital expenditures identified on such schedule.
     “Interim MedCath Party Debt Calculation” means a calculation of the aggregate amount of the MedCath Party Debt as of the Interim Balance Sheet Date as reflected on the MedCath Party Interim Balance Sheet. The Interim MedCath Party Debt Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of the MedCath Party Debt set forth on Schedule 1.1D.
     “Interim MedCath Party NWC Calculation” means a calculation of the MedCath Party Net Working Capital as of the Interim Balance Sheet Date. The Interim MedCath Party NWC Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of MedCath Party Net Working Capital set forth on Schedule 1.1E.
     “JAMS” has the meaning set forth in Section 13.3(b).
     “Justice Department” means the United States Department of Justice.

     “Law” means any constitutional provision, statute, ordinance or other law, rule, regulation or order of any Governmental Entity.
     “Master Occupancy Agreement” has the meaning set forth in Section 2.1.
     “Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on (a) the business, operations, property, financial condition or results of operations of the MedCath Party Assets and the MedCath Party Facilities, taken as a whole, or (b) St. David’s ability to operate the business of the MedCath Party Facilities or the MedCath Party Assets after Closing; provided, however, that any adverse effect arising out of, resulting from or attributable to any of the following shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) a fact, circumstance, event, change, effect or occurrence, or series of such items, to the extent affecting (A) the United States or global economy generally or capital or financial markets generally, including changes in interest or exchange rates or (B) the healthcare industry generally, (ii) the negotiation, execution or the announcement of, or the performance of obligations under, this Agreement or the other documents contemplated by this Agreement or the consummation of the transactions contemplated hereby, (iii) any changes or any proposed changes in Law or GAAP or the enforcement or interpretation thereof, (iv) the transaction involving the acquisition by St. David’s of, or any other relationship between St. David’s and, Austin Heart P.A., and (v) any actions expressly permitted to be taken pursuant to this Agreement or taken with the specific written consent of or at the written request of St. David’s.
     “MedCath ESA” has the meaning set forth in Section 10.3(e).
     “MedCath Guaranty” has the meaning set forth in Section 11.13.
     “MedCath Party” has the meaning set forth in the Preamble hereto.
     “MedCath Party Accrued PTO” has the meaning set forth in Section 2.3(d).
     “MedCath Party ADA Liabilities” means any liabilities and obligations required to cause the MedCath Party Facilities to be compliant with the physical access requirements of the ADA, as well as any liabilities and obligations related to claims, actions, suits, audits, proceedings, investigations, judgments, orders or decrees that seek to require, or require, the MedCath Party Facilities to be compliant with the physical access requirements of the ADA.
     “MedCath Party Affiliate” means MedCath Party, the General Partner and any Affiliate of MedCath Party that owns or leases any of the MedCath Party Assets or that employs the MedCath Party Employees. Without limiting the foregoing, MedCath Party Affiliate shall not include Central Park Medical Office Building, L.P. or any physician or Affiliate of a physician that is or has been a direct or indirect partner of MedCath Party.
     “MedCath Party Agency Receivables” has the meaning set forth in Section 2.2.
     “MedCath Party Assets” has the meaning set forth in Section 2.1.

     “MedCath Party Balance Sheet Date” means September 30, 2009.
     “MedCath Party Capital Expenditures” means Approved Capital Expenditures which are (i) required to be capitalized in accordance with GAAP on MedCath Party’s balance sheet pertaining to the MedCath Party Facilities and (ii) actually paid by MedCath Party between September 30, 2009 and the Closing Date. MedCath Party Capital Expenditures shall further include Approved Capital Expenditures in the amount of $741,341.48 as reflected on Schedule 5.24.
     “MedCath Party Closing Balance Sheet” means the balance sheet of MedCath Party in respect of the MedCath Party Facilities as of the Closing Date. The MedCath Party Closing Balance Sheet shall be prepared in accordance with GAAP (except as provided in Schedule 5.6), applied on a basis consistent with the MedCath Party September Balance Sheet.
     “MedCath Party Cost Reports” has the meaning set forth in Section 10.2.
     “MedCath Party Debt” means, as of the date of determination, an amount equal to the aggregate amount outstanding under (i) long term indebtedness (including, without limitation, current maturities thereof) identified on Schedule 1.1D and (ii) capital lease obligations identified on Schedule 1.1D (each of which were recorded as capital leases on MedCath Party’s balance sheet in respect of the MedCath Party Facilities dated as of September 30, 2009), which pertain to a MedCath Party Capital Expenditure or which were committed to by MedCath Party in writing prior to September 30, 2009 and are specifically identified on Schedule 1.1D, in each case determined in accordance with GAAP. The amount of MedCath Party Debt as of September 30, 2009 was $107,364, as set forth on Schedule 1.1D.
     “MedCath Party DRG Transition Patient” has the meaning set forth in Section 10.1(a).
     “MedCath Party Employees” has the meaning set forth in Section 5.16(b).
     “MedCath Party Continuing Employee” has the meaning set forth in Section 10.3(b).
     “MedCath Party Facilities” means the Heart Hospital.
     “MedCath Party Furniture and Equipment” means all equipment (including movable equipment), vehicles, furniture or furnishings that are held or used by MedCath Party or any MedCath Party Affiliate primarily or exclusively in the business or operation of the MedCath Party Facilities (other than Excluded MedCath Party Assets), including all such equipment, vehicles, furniture or furnishings that have been fully depreciated for accounting purposes.
     “MedCath Party Historical Financial Information” has the meaning set forth in Section 5.6(a).
     “MedCath Party Intellectual Property” means, to the extent held or used in or ancillary to the business or operation of the MedCath Party Facilities, patents, trademarks, trade names, service marks, copyrights and any applications therefor, mask works, net lists, schematics, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs and applications (in both source code and object code form), and tangible or intangible proprietary information or material, except as set forth on Schedule 1.1A.
     “MedCath Party Interim Balance Sheet” means the balance sheet of MedCath Party in respect of the MedCath Party Facilities as of the Interim Balance Sheet Date. The MedCath Party Interim Balance Sheet shall be prepared in accordance with GAAP (except as provided in Schedule 5.6), applied on a basis consistent with the MedCath Party September Balance Sheet.
     “MedCath Party Inventory” means all inventory and supplies held or used in the business or operation of the MedCath Party Facilities.
     “MedCath Party Leased Real Property” means all real property subject to a leasehold or subleasehold estate (and in which MedCath Party or MedCath Party Affiliate is the tenant or subtenant and which includes the Sublease) held or used primarily or exclusively in the business or operation of the MedCath Party Facilities described on Schedule 1.1B, which constitutes all leasehold or subleasehold interests held by MedCath Party or another MedCath Party Affiliate and used primarily or exclusively in the business or operation of the MedCath Party Facilities.
     “MedCath Party Net Working Capital” means, as of the date of determination, the Net Working Capital of MedCath Party in respect of the MedCath Party Facilities. The MedCath Party Net Working Capital as of December 31, 2009 was $2,454,047, as set forth on Schedule 1.1E.
     “MedCath Party Owned Real Property” means all the real property described on Schedule 1.1C, which constitutes all real property owned by MedCath Party or any MedCath Party Affiliate and held or used primarily or exclusively in the business or operation of the MedCath Party Facilities (other than Excluded MedCath Party Assets), together with all leases and subleases therein, improvements, buildings or fixtures located thereon or therein, all easements, rights of way, and other appurtenances thereto (including appurtenant rights in and to public streets), all architectural plans or design specifications relating to the development thereof, and all claims and recorded or unrecorded interests therein, including any and all options to acquire such real property.
     “MedCath Party Plans” has the meaning set forth in Section 5.15(a).
     “MedCath Party Real Property” means the MedCath Party Owned Real Property and the MedCath Party Leased Real Property.
     “MedCath Party Retirement Plans” has the meaning set forth in Section 5.15(g).
     “MedCath Party Returns” has the meaning set forth in Section 5.18(a).
     “MedCath Party September Balance Sheet” has the meaning set forth in Section 5.6(a).
     “MedCath Party Transition Patient” has the meaning set forth in Section 10.1.

     “MedCath Party Transition Patient Services” has the meaning set forth in Section 10.1.
     “MedCath Transition Services Agreement” has the meaning set forth in Section 11.14.
     “Medicaid” means Title XIX of the Social Security Act.
     “Medicare” means Title XVIII of the Social Security Act.
     “MOB Sublease” means that certain Sublease Agreement dated as of December 1, 1998, by and between MedCath Party, as sublessor, and MOB Sublessee, as sublessee.
     “MOB Sublessee” means Central Park Medical Office Building Limited Partnership, a Texas limited partnership.
     “Net Working Capital” means, as of the date of determination, an amount equal to the following with respect to the applicable party, in each instance as determined in accordance with GAAP, consistently applied: (a) the sum of the amounts reflected in the entries (or line items) on the applicable balance sheet entitled (i) “Inventories;” (ii) “Prepaid expenses;” and (iii) “Notes and other receivables” arising from physician recruitment or other professional services agreements with physicians; minus (b) the sum of the amounts reflected in the entries (or line items) on the applicable balance sheet entitled (i) “Accrued paid time off for employees;” and (ii) “Accrued real estate and personal property taxes.”
     “OSHA” has the meaning set forth in the definition of Environmental Laws.
     “Parking License” has the meaning set forth in Section 9.7.
     “Perfusionist Agreement” has the meaning set forth in Section 11.17
     “Permit” means any license, permit or certificate of need required to be issued by any Governmental Entity.
     “Permitted MedCath Party Encumbrances “ has the meaning set forth in Section 5.12(a).
     “Person” means an association, a corporation, a limited liability company, an individual, a partnership, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.
     “RCRA” has the meaning set forth in the definition of Environmental Laws.
     “Scheduled MedCath Party Contracts” has the meaning set forth in Section 5.11(a).
     “Schedules” means the disclosure schedules to this Agreement.
     “Senior Management” means the individuals holding the following titles with respect to the Heart Hospital: President, Chief Financial Officer and Vice President of Clinical Services.

          “St. David’s” has the meaning set forth in the Preamble hereto.
          “St. David’s Facility” has the meaning set forth in Section 6.3.
          “Sublease” means that certain Sublease Agreement dated as of January 9, 1997, as amended on June 17, 1997 and October 31, 1997, by and between Sublessor and MedCath Incorporated, a North Carolina corporation and predecessor in interest under the Sublease to MedCath Party.
          “Sublessor” means West 38th Street, Ltd., a Texas limited partnership.
          “Survival Period” has the meaning set forth in Section 12.5.
          “Taxes” has the meaning set forth in Section 5.18(b).
          “Title Company” means First American Title Insurance Company.
          “TRICARE” means the Department of Defense’s managed healthcare program for active duty military, active duty service families, retirees and their families and other beneficiaries.
          “WARN Act” has the meaning set forth in Section 10.3(b).
          1.2 Interpretation. In this Agreement, unless the context otherwise requires:
               (a) references to this Agreement are references to this Agreement and to the Exhibits and Schedules;
               (b) references to Articles and Sections are references to articles and sections of this Agreement;
               (c) references to any party to this Agreement shall include references to its respective successors and permitted assigns;
               (d) references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal or arbitrator in a binding arbitration; and
               (e) the terms “hereof,” “herein,” “hereby,” and derivative or similar words will refer to this entire Agreement;
               (f) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;
               (g) unless the context requires otherwise, references to any Law are references to that Law as of the Closing Date, and shall also refer to all rules and regulations promulgated thereunder;

               (h) the word “including” (and all derivations thereof) shall mean including, without limitation;
               (i) references to time are references to Central Standard or Daylight time (as in effect on the applicable day) unless otherwise specified herein;
               (j) the gender of all words herein include the masculine, feminine and neuter, and the number of all words herein include the singular and plural;
               (k) provisions of this Agreement shall be interpreted in such a manner so as not to inequitably benefit or burden any party through “double counting” of assets or liabilities or failing to recognize benefits that may result from any matters that impose losses or burdens on any party, including in connection with the determination of the Cash Payment and the calculation of losses on casualty claims; and
               (l) the terms “date hereof,” “date of this Agreement” and similar terms shall mean the date set forth in the opening paragraph of this Agreement.
     2. SALE OF MEDCATH PARTY ASSETS AND CERTAIN RELATED MATTERS
          2.1 Sale of MedCath Party Assets. Subject to the terms and conditions of this Agreement, MedCath Party shall, and shall cause the MedCath Party Affiliates, to sell, convey, assign, transfer and deliver to St. David’s and St. David’s agrees to purchase, accept and receive at Closing, all assets of every description, and whether real, personal or mixed, tangible or intangible, other than the Excluded MedCath Party Assets, owned or leased by the MedCath Party Affiliates on the Closing Date and held or used primarily or exclusively in the business or operation of the MedCath Party Facilities, including the following items (collectively, the “MedCath Party Assets”): (i) fee simple title to the MedCath Party Owned Real Property, and, to the extent permitted by Law, any rights of MedCath Party or any of its Affiliates against third parties under general warranty deeds related to any such Owned Real Property; (ii) MedCath Party’s interest in the Contracts relating to the MedCath Party Leased Real Property, which shall include, without limitation, the Sublease and good and marketable title to the buildings and improvements on the real property that is the subject of the Sublease; (iii) all MedCath Party Furniture and Equipment; (iv) all MedCath Party Inventory; (v) assumable prepaid expenses, claims for refunds and rights to offset in respect thereof (in each case to the extent included in the Final MedCath Party NWC Calculation); (vi) to the extent assignable under applicable Law, all financial, patient and medical staff records held or used by the MedCath Party Affiliates primarily or exclusively in the business or operation of the MedCath Party Facilities (but specifically excluding any records maintained by Affiliates of MedCath Party in connection with the provision of services by such Affiliates for the benefit of MedCath Party); (vii) all of the interests of the MedCath Party Affiliates in all Contracts in respect of the MedCath Party Assets that are listed on Schedule 5.11(a), which shall include that certain Master Occupancy Agreement dated as of July 24, 2009 (the “Master Occupancy Agreement”) by and between MOB Sublessee and MedCath Party, and shall include all Contracts that both are not listed on Schedule 5.11(a) and that are De Minimis Contracts that relate to the operations of the MedCath Party Facilities and, at MedCath Party’s option, but subject to the approval of St. David’s as provided in Section 11.15, an allocable portion of any Contract that is available only to MedCath

Party and its Affiliates and that relates to goods and services provided to the MedCath Party Facilities or that otherwise relates to the MedCath Party Assets (collectively, the “Assumed MedCath Party Contracts”), but excluding (A) except as otherwise provided herein, Contracts relating to all pension, profit-sharing, deferred compensation or any other employee health or other benefit plans maintained by MedCath Party and its Affiliates and (B) the Excluded MedCath Party Contracts; (viii) all Permits and Approvals issued or granted by Governmental Entities to the extent assignable and which are held or used by the MedCath Party Affiliates and relate to the ownership, development and business or operation of the MedCath Party Assets (including any pending Permits and Approvals related to any MedCath Party Assets); (ix) all MedCath Party Intellectual Property; (x) all computers and other data processing equipment held or used primarily in the business or operation of the MedCath Party Facilities; (xi) any insurance proceeds to the extent provided in Section 11.12; (xii) MedCath Party’s goodwill in respect of the MedCath Party Assets and MedCath Party Facilities; (xiii) all tax returns and records related to the business, operation or ownership of the MedCath Party Facilities including ad valorem and sales and use tax returns and records (but specifically excluding income tax returns, franchise tax returns and supporting materials for such returns such as working papers and tax provisions); and (xiv) to the extent not included in any of the foregoing, (A) any assets included in the determination of the Final MedCath Party NWC Calculation or reflected on the MedCath Party September Balance Sheet, except for assets used, consumed, or disposed of in the ordinary course of business since the MedCath Party Balance Sheet Date and (B) any assets purchased or otherwise acquired since the MedCath Party Balance Sheet Date which are not reflected on the MedCath Party September Balance Sheet but which are held or used primarily in the business or operation of the MedCath Party Facilities. MedCath Party shall be permitted, at its expense, to retain copies of all records that it reasonably determines may be required by MedCath Party or the MedCath Party Affiliates in the future. MedCath Party shall cause the MedCath Party Affiliates to convey good and marketable title to the MedCath Party Assets and all parts thereof to St. David’s free and clear of all Encumbrances, except for Permitted MedCath Party Encumbrances.
          2.2 Excluded MedCath Party Assets. Notwithstanding anything herein to the contrary, the following assets are not intended by the parties to be a part of the exchange of assets contemplated hereunder and are excluded from the MedCath Party Assets (the “Excluded MedCath Party Assets”): (i) restricted and unrestricted cash and cash equivalents, including investments in marketable securities, certificates of deposit, bank accounts and promissory notes, except to the extent such assets are included in the determination of the Final MedCath Party NWC Calculation; (ii) any records which by Law MedCath Party or the MedCath Party Affiliates are required to retain in their possession, provided that St. David’s may, at its expense, and to the extent permitted by Law, retain copies of such records; (iii) to the extent permitted by Sections 7.2 and 7.3 hereof, all assets disposed of or exhausted prior to Closing, including MedCath Party Inventory, prepaid expenses and MedCath Party Furniture and Equipment, except to the extent such assets are included in the determination of the Final MedCath Party NWC Calculation; (iv) any proprietary information contained in (A) MedCath Party’s employee or operation manuals or (B) any films or videos used by MedCath Party for operational or training purposes; (v) any data processing equipment, proprietary computer software and MedCath Party Intellectual Property that is utilized in connection with the provision of services by Affiliates of MedCath Party for the benefit of MedCath Party that is listed on Schedule 1.1A; (vi) any Contracts which are available to only MedCath Party and its Affiliates (provided, however, that

MedCath Party shall have the option, exercisable in its sole discretion, but subject to the approval of St. David’s as provided in Section 11.15, to cause an assignment of an allocable portion of any such Contract that relates to goods or services provided to the MedCath Party Facilities to St. David’s or to enter into a new Contract with respect to such allocable portion, whereupon St. David’s shall assume such new Contract), Contracts with managed care organizations, health maintenance organizations, insurers and similar third party payors, all Contracts that are both not listed on Schedule 5.11(a) and that are not De Minimis Contracts that relate to the operations of the MedCath Party Facilities, and Contracts listed on Schedule 2.2(vi) hereto (collectively, the “Excluded MedCath Party Contracts”); (vii) all intercompany accounts of MedCath Party and its Affiliates; (viii) all of MedCath Party’s insurance proceeds arising in connection with the operation of the MedCath Party Facilities or the MedCath Party Assets prior to Closing, except to the extent provided in Section 11.12; (ix) any claims or rights against third parties related to the MedCath Party Assets (including the Assumed MedCath Party Contracts), contractual or otherwise, accruing or arising prior to the Closing, except to the extent (A) included in the determination of the Final MedCath Party NWC Calculation or (B) such claim or right would also relate to a period after Closing, but only to the extent such right or claim relates to periods after Closing; (x) all corporate records and stock books of MedCath Party and its Affiliates, except to the extent that any equity interest in any such entity is included in MedCath Party Assets; (xi) all assets used by MedCath Party and its Affiliates in rendering corporate services to the MedCath Party Affiliates or the MedCath Party Facilities that are located outside the MedCath Party Facilities, except to the extent such assets are reflected on the MedCath Party September Balance Sheet or are included in the Final MedCath Party NWC Calculation; (xii) all accounts receivable generated in connection with the operation of the MedCath Party Facilities; (xiii) rights to settlement and retroactive adjustments, if any, for open cost reporting periods ending on or prior to the Closing Date (whether open or closed) arising from or against the U.S. Government under the terms of the Medicare program or TRICARE and against any state under its Medicaid program and against any third-party payor programs that settle on a cost report basis (“MedCath Party Agency Receivables”); (xiv) MedCath Party’s Contracts with the United States government for reimbursement under the Medicare program and TRICARE (and all associated provider numbers) and with the State of Texas for reimbursement under the Medicaid program (and all associated provider numbers); (xv) the names and symbols used in connection with the MedCath Party Facilities and the MedCath Party Assets which include the name “MedCath” or any variants thereof, or any other names which are proprietary to the MedCath Party or its Affiliates; (xvi) any assets used or operated by MedCath Party on a company-wide or region-wide basis, unless such assets are reflected on the MedCath Party September Balance Sheet or included in the Final MedCath Party NWC Calculation; (xvii) equity interest in MOB Sublessee owned by MedCath Corporation or its Affiliate; (xviii) assets listed on Schedule 2.2(xviii); and (xix) rights to refunds of taxes and all other tax assets for periods prior to the Closing.
          2.3 Assumed MedCath Party Liabilities. As of Closing, St. David’s agrees to assume the future payment and performance of the following liabilities of MedCath Party and its Affiliates (collectively, the “Assumed MedCath Party Liabilities”):
               (a) all obligations and liabilities that arise or accrue after Closing under the Assumed MedCath Party Contracts;

               (b) the MedCath Party Debt;
               (c) ad valorem and personal property taxes payable for calendar year in which the Closing Date occurs that are included in the determination of the Final MedCath Party NWC Calculation or prorated as of Closing;
               (d) obligations and liabilities as of the Closing Date in respect of (i) accrued paid time off (the “MedCath Party Accrued PTO”) of employees of MedCath Party and its Affiliates at each MedCath Party Facility as of the Closing Date who are hired by St. David’s or its Affiliates, but only to the extent such MedCath Party Accrued PTO is included in the determination of the Final MedCath Party NWC Calculation; and (ii) obligations and liabilities assumed by St. David’s under Section 10.3 and any related payroll taxes;
               (e) one-half of any state and local transfer, sales and recording fees and similar taxes which may arise upon the consummation of the transactions contemplated herein (excluding, for the avoidance of doubt, any taxes measured by income or gain);
               (f) the Permitted MedCath Party Encumbrances; and
               (g) the MedCath Party ADA Liabilities.
          2.4 Excluded MedCath Party Liabilities. Except as expressly provided to the contrary in Section 2.3, St. David’s is not obligated to pay or assume, and none of the MedCath Party Assets shall be or become liable for or subject to, any liability of any type or nature, including the following, whether fixed or contingent, recorded or unrecorded, known or unknown and whether or not set forth on the Schedules (collectively, the “Excluded MedCath Party Liabilities”):
               (a) current liabilities, accounts payable, long-term liabilities, including those relating to the indebtedness which is the subject of that certain Loan Modification Agreement dated as of January 6, 2006 by and between HCPI Mortgage Corp. and MedCath Party, and all indebtedness and obligations or guarantees of MedCath Party, except to the extent included in the Final MedCath Party Debt Calculation or the determination of the Final MedCath Party NWC Calculation;
               (b) any obligation or liability accruing, arising out of, or relating to acts or omissions, in all such cases prior to Closing, including any acts or omissions in connection with (i) any Assumed MedCath Party Contract (other than the failure to obtain the consent of the counter-party thereto of any Assumed MedCath Party Contract), (ii) the business or operation of the MedCath Party Facilities, including all malpractice and general liability claims, whether or not same are pending, threatened, known or unknown, (iii) the MedCath Party Assets or (iv) any Medicare, Medicaid or other third-party payor programs, including recoupment of previously paid or reimbursed amounts;
               (c) any obligation or liability accruing, arising out of, or relating to any act or omission by MedCath Party and its Affiliates after Closing;

               (d) any obligation or liability accruing, arising out of, or relating to any Excluded MedCath Party Contract;
               (e) (i) any federal, state or local tax obligations of MedCath Party and its Affiliates in respect of periods (or portions thereof) ending on or prior to Closing, including any income tax, any franchise tax, any tax recapture and any sales and/or use tax and any payroll or withholding tax (other than any ad valorem and personal property taxes that are included in the Final MedCath Party NWC Calculation or prorated as of Closing), (ii) federal, state or local income tax obligations or liabilities of MedCath Party and its Affiliates resulting from the consummation of the transactions contemplated by this Agreement, and (iii) one-half of any state and local transfer, sales and recording fees and taxes which may arise upon the consummation of the transactions contemplated herein;
               (f) any liability or obligation for severance with respect to those members of Senior Management who remain employed by MedCath Party or any of its Affiliates following the Closing Date, and any obligation or liability for claims by or on behalf of employees of MedCath Party and its Affiliates relating to periods prior to Closing, including liability for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, wage and hour claim, unemployment compensation claim or workers’ compensation claim, and liability for all employee wages and benefits, including accrued vacation and holiday pay and taxes or other liability related thereto in respect of employees of MedCath Party and its Affiliates, except to the extent that accruals for such obligations are included in the determination of the Final MedCath Party NWC Calculation;
               (g) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, MedCath Party or any of its Affiliates or any of their employees, medical staff, agents, vendors or representatives, including, without limitation, any investigations, claims or actions relating to the matters described in correspondence dated January 10, 2010, from the Office of Inspector General of the U. S. Department of Health & Human Services to MedCath Party;
               (h) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of MedCath Party, its Affiliates or their directors, officers, employees and agents that are claimed to violate any Laws;
               (i) any obligation or liability accruing, arising out of or relating to any actual or alleged violation of, or non-compliance with, Law pertaining to the MedCath Party Assets, the MedCath Party Facilities or the operation thereof, which existed or occurred, or is alleged to have existed or occurred, prior to Closing; and
               (j) any liabilities or obligations existing on the Closing Date which are required to be reflected on a balance sheet prepared in accordance with GAAP and which were not reflected on the MedCath Party September Balance Sheet, except for Assumed MedCath Party Liabilities.
          2.5 Purchase Price. Subject to the terms and conditions hereof, in reliance on the representation and warranties herein set forth and as consideration for the sale and purchase of the MedCath Party Facilities and the MedCath Party Assets set forth herein, St. David’s shall tender to MedCath Party an amount equal to the Cash Payment. On the Closing Date, St. David’s shall wire transfer an amount equal to the Interim Cash Payment in immediately available federal funds to an account designated by MedCath Party in writing at least two (2) days prior to Closing. The amount of the Cash Payment will be further and finally adjusted and settled after Closing as provided in Section 2.7.
          2.6 Interim Cash Payment. At least ten (10) days prior to the Closing Date MedCath Party shall deliver to St. David’s (i) the MedCath Party Interim Balance Sheet, (ii) the Interim MedCath Party NWC Calculation, (iii) the Interim MedCath Party Debt Calculation, and (iv) the Interim MedCath Party Capital Expenditures Calculation. Based upon such exchange of information, the parties shall determine, calculate, and agree, in writing, upon the Interim Cash Payment.
          2.7 Final Cash Payment. Not more than forty-five (45) days after the Closing Date MedCath Party shall deliver to St. David’s (i) the MedCath Party Closing Balance Sheet, (ii) the Final MedCath Party NWC Calculation, (iii) the Final MedCath Party Debt Calculation, and (iv) the Final MedCath Party Capital Expenditures Calculation. Subject to Section 2.8, based upon such exchange of information, the parties shall determine, calculate and agree, in writing, upon the Final Cash Payment.
          2.8 Dispute of Adjustments/Reconciliation of Cash Payment. Within forty-five (45) days after the date on which St. David’s has received the information to be provided by MedCath Party pursuant to Section 2.7, St. David’s shall, in a written notice to MedCath Party, either accept or describe in reasonable detail any proposed adjustments to the calculations exchanged and the reasons therefor, and shall include pertinent calculations. If St. David’s fails to deliver notice of acceptance or objection to such calculations within such forty-five (45) day period, then St. David’s shall be deemed to have accepted the calculations presented by MedCath Party. In the event that St. David’s and MedCath Party are not able to agree on the Final Cash Payment within forty-five (45) days from and after the receipt by MedCath Party of any objections raised by St. David’s, St. David’s and MedCath Party shall each have the right to require that such disputed determination be submitted to such independent certified public accounting firm as St. David’s and MedCath Party may then mutually agree upon in writing for computation or verification in accordance with the provisions of this Agreement. The results of such accounting firm’s report shall be binding upon St. David’s and MedCath Party, and such accounting firm’s fees and expenses for each disputed determination shall be borne equally by the parties. Appropriate payment shall be made by St. David’s or MedCath Party, as appropriate, by wire transfer of immediately available federal funds promptly upon (and in all events within three (3) business days after) agreement between MedCath Party and St. David’s on the Final Cash Payment or determination of the Final Cash Payment in accordance with this Section as follows: either (i) St. David’s shall pay MedCath Party the amount by which the Final Cash Payment exceeds the Interim Cash Payment or (ii) MedCath Party shall pay St. David’s the amount by which the Interim Cash Payment exceeds the Final Cash Payment. At all reasonable times following delivery by MedCath Party of the information and calculations required by Section 2.7, MedCath Party shall make available to St. David’s and its agents all books and records of MedCath Party related to the determination of the Interim Cash Payment and the Final Cash Payment, including all accounting work papers and journal entries underlying the determination of the Interim Cash Payment and the Final Cash Payment or any component thereof. Any amounts due under this Section 2.8 shall bear interest from the Closing Date until paid at a rate equal to the Applicable Rate per annum.
          2.9 Proration. To the extent feasible, at the Closing, St. David’s and MedCath Party shall prorate as of the Closing Date, in accordance with their respective obligations herein, any costs or payments relating to the MedCath Party Assets that relate to periods both before and after Closing which become due and payable after the Closing Date with respect to (i) the Assumed MedCath Party Contracts, (ii) ad valorem or similar taxes, duties or fees, if any, on the MedCath Party Real Property, (iii) personal property taxes on the MedCath Party Assets, and (iv) all utilities servicing any of the MedCath Party Facilities, including water, sewer, telephone, electricity and gas service, in each case to the extent not included on the determination of the Final MedCath Party NWC Calculation. Any above-described obligations which are not known at least five (5) business days prior to the Closing Date shall be similarly apportioned, subject to the above, and paid by the responsible party as soon as practicable after the Closing. Security deposits, advanced rent and any funds other than routine rental payments held by or on behalf of MedCath Party in respect of the leases under which MedCath Party is the landlord, together with interest, if any, accrued thereon and inuring to the benefit of any tenants of all or any portion of the MedCath Party Real Property shall not be apportioned. To the extent not included in the Interim MedCath Party NWC Calculation and at the Closing, such amounts (together with interest accrued thereon, if any) shall be credited to St. David’s, and St. David’s shall assume and agree to pay such deposits or apply such advanced rent, as applicable, to the extent St. David’s receives a credit hereunder, to such tenants upon and subject to the terms of the applicable leases. At the Closing, the parties agree to execute such notice as may be required by applicable Law to be given to tenants under the related leases regarding transfer of such deposits and advanced rent.
3. CLOSING
          3.1 Closing.
               (a) Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 8 and 9, the consummation of the sale and purchase of the MedCath Party Facilities and the MedCath Party Assets and the other transactions contemplated by and described in this Agreement (the “Closing”) shall take place at the offices of HCA Inc., One Park Plaza, Nashville, Tennessee, at 10:00 a.m. local time not later than the fifth (5th) business day after the conditions set forth in Articles 8 and 9 have been satisfied or waived or at such other date and/or at such other location as the parties hereto may mutually designate in writing (the “Closing Date”). The parties shall use commercially reasonable efforts to cause the conditions set forth in Articles 8 and 9 to be satisfied so that the Closing will occur on March 31, 2010.
          3.2 Actions of St. David’s at Closing. At the Closing and unless otherwise waived in writing by MedCath Party, St. David’s shall deliver to MedCath Party the following:
               (a) An amount equal to the Interim Cash Payment by wire transfer of immediately available funds to an account designated by MedCath Party;

               (b) One or more Assignments of Contracts and Assumption of Liabilities duly executed by St. David’s, pursuant to which St. David’s shall assume the future payment and performance of the Assumed MedCath Party Contracts and the Assumed MedCath Party Liabilities;
               (c) The MedCath Transition Services Agreements, duly executed by St. David’s;
               (d) Copies of resolutions duly adopted by the board of directors of the general partners of St. David’s, authorizing and approving St. David’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force and effect as of Closing, by the appropriate officers of the general partners of St. David’s;
               (e) A certificate of St. David’s certifying that the conditions set forth in Sections 8.1 and 8.4 have been satisfied;
               (f) Certificates of incumbency for the respective officers of St. David’s or the general partners of St. David’s executing this Agreement and any other Contract contemplated herein dated as of the Closing Date;
               (g) Certificates of existence and good standing of St. David’s from its state of organization dated the most recent practical date prior to Closing;
               (h) Such other instruments and documents MedCath Party reasonably deems necessary to effect the transactions contemplated hereby.
          3.3 Actions of MedCath Party at Closing. At the Closing and unless otherwise waived in writing by St. David’s, MedCath Party shall deliver to St. David’s the following:
               (a) An Assignment of Sublease Agreement, duly executed by MedCath Party or one of its Affiliates, in recordable form, assigning to St. David’s all right, title and interest of MedCath Party in and to the Sublease and transferring to St. David’s good and marketable title to the buildings and improvements on the real property that is the subject of the Sublease;
               (b) Separate Consent and Estoppel Certificates, in form and substance satisfactory to St. David’s, each duly executed by Ground Lessor and Sublessor, respectively, pursuant to which each of Ground Lessor and Sublessor consent to the assignment of the Sublease to St. David’s and to the assumption of same by St. David’s;
               (c) One or more Assignments of Lease, duly executed by MedCath Party or one of its Affiliates assigning to St. David’s MedCath Party’s interest in the Contracts relating to any MedCath Party Leased Real Property (other than the Sublease), together with, for those leases under which MedCath Party is the landlord or sublandlord, notice letters addressed to each tenant named in such leases or subleases, advising such tenant of the sale of the MedCath Party Leased Real Property to St. David’s and of the requirement to pay rent to such person as the agent for St. David’s or otherwise at the direction of St. David’s;

               (d) A tenant Estoppel Certificate, in form and substance reasonably satisfactory to St. David’s, duly executed by the MOB Sublessee in respect of the MOB Sublease;
               (e) One or more Assignments of Lease, duly executed by MedCath Party or one of its Affiliates, in recordable form, assigning to St. David’s MedCath Party’s interest as lessor under or sublessor under Contracts that lease space to third parties, including the MOB Sublease.
               (f) One or more Bills of Sale and Assignment, duly executed by MedCath Party and each applicable MedCath Party Affiliate, transferring to St. David’s valid title to all tangible assets which are a part of the MedCath Party Assets and valid title to all intangible assets which are a part of the MedCath Party Assets, free and clear of all Encumbrances other than the Assumed MedCath Party Liabilities and the Permitted MedCath Party Encumbrances;
               (g) One or more Assignments of Contracts and Assumption of Liabilities duly executed by MedCath Party and each applicable MedCath Party Affiliate, assigning MedCath Party’s and such MedCath Party Affiliate’s interest in the Assumed MedCath Party Contracts to St. David’s;
               (h) The MedCath Transition Services Agreements, duly executed by the appropriate Affiliate of MedCath Party;
               (i) Copies of resolutions duly adopted by MedCath Party and the General Partner, authorizing and approving MedCath Party’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force and effect as of Closing by an appropriate officer of the General Partner;
               (j) A certificate of MedCath Party certifying that the conditions set forth in Section 9.1 and Section 9.4 have been satisfied;
               (k) Certificates of incumbency for the respective officers of the General Partner executing this Agreement and any other Contract contemplated herein dated as of the Closing Date;
               (l) Certificates of existence and good standing of each MedCath Party Affiliate, the General Partner and MedCath Party from its state of organization dated the most recent practical date prior to Closing;
               (m) With respect to the MedCath Party Real Property and MedCath Party Furniture and Equipment, a recent UCC lien search showing no liens on any fixtures attached to any such MedCath Party Real Property or liens on MedCath Party Furniture and Equipment, except for Permitted MedCath Party Encumbrances and liens which shall be released at or prior to Closing; and
               (n) Such other instruments and documents as St. David’s reasonably deems necessary to effect the transactions contemplated hereby.

     3.4 Additional Acts. From time to time after Closing, MedCath Party and its Affiliates shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as St. David’s reasonably may request, to convey and transfer full right, title and interest to, vest in, and place St. David’s in legal and actual possession of, any and all of the MedCath Party Assets. MedCath Party and its applicable Affiliates shall also furnish St. David’s with such information and documents in their possession or under their control, or which MedCath Party or such Affiliates can execute or cause to be executed, as will enable St. David’s to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the MedCath Party Assets.
          4. REPRESENTATIONS AND WARRANTIES OF ST. DAVID’S
     As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), St. David’s represents and warrants to MedCath Party the following:
     4.1 Organization, Qualification and Capacity. St. David’s is a limited liability limited partnership duly organized and validly existing in good standing under the Laws of the State of Texas. The execution and delivery by St. David’s of this Agreement and the documents described herein, the performance by St. David’s of its obligations under this Agreement and the documents described herein and the consummation by St. David’s of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary partnership actions on the part of St. David’s, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.
     4.2 Partnership Powers; Consents; Absence of Conflicts With Other Agreements, Etc The execution, delivery and performance of this Agreement and the documents described herein by St. David’s and the consummation by St. David’s of the transactions contemplated by this Agreement and documents described herein, as applicable:
          (a) are not in contravention or violation of the terms of the certificate of limited partnership or the limited partnership agreement of St. David’s;
          (b) except as set forth on Schedule 4.2, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by St. David’s or any of its Affiliates; and
          (c) will not conflict in any material respect with, nor result in any material breach or contravention of, any material Contract to which St. David’s is a party or by which St. David’s is bound.
     4.3 Binding Agreement. This Agreement and all Contracts to which St. David’s or any of its Affiliates will become a party hereunder are and will constitute the valid and legally binding obligations of St. David’s and/or such Affiliates and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

     4.4 Solvency. St. David’s is not insolvent and St. David’s will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvent” means that: (a) the fair salable value of the tangible assets of St. David’s is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) St. David’s is able to pay its debts or obligations in the ordinary course as they mature; and (c) St. David’s has capital sufficient to carry on its businesses and all businesses which it is about to engage.
     4.5 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of St. David’s, threatened against or affecting St. David’s that has or would reasonably be expected to have a material adverse effect on the ability of St. David’s to perform this Agreement or any aspect of the transactions contemplated hereby.
     4.6 St. David’s Acknowledgements.
          (a) St. David’s has: (i) such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, including the purchase of the MedCath Party Facilities and the MedCath Party Assets and the assumption of the Assumed MedCath Party Liabilities; (ii) the ability to bear the economic risk in connection with the consummation of the transactions contemplated by this Agreement, including a complete loss of future revenue, income or profits related to the MedCath Party Facilities and the MedCath Party Assets; and (iii) been furnished with and has had access to such information as it has considered necessary to make a determination to execute, deliver and perform its obligations hereunder.
          (b) The decision of St. David’s to purchase the MedCath Party Assets and to assume the Assumed MedCath Party Liabilities has been (i) made voluntarily and of its own accord, based upon, (A) the extensive knowledge and experience of St. David’s in financial and business matters relating to owning and operating general acute care hospitals, (B) consultations with advisors of St. David’s and (C) its investigation of the business, assets, risks and prospects of the MedCath Party Facilities and MedCath Party Assets and (ii) made without relying on any statement (whether oral or written), or any representation or warranty of, MedCath Party or any Affiliate, officer or director of MedCath Party, other than the representations and warranties expressly contained in this Agreement and the other Contracts executed in connection herewith.
     4.7 Statements True and Correct. This Agreement and the Schedules prepared by St. David’s do not include, as of the date hereof, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to St. David’s not misleading.
          5. REPRESENTATIONS AND WARRANTIES OF MEDCATH PARTY
     As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), MedCath Party represents and warrants to St. David’s the following:

     5.1 Incorporation, Qualification and Capacity. MedCath Party is a limited partnership duly organized and validly existing in good standing under the Laws of the State of Texas. The General Partner is a corporation duly organized and validly existing in good standing under the laws of the State of North Carolina and is duly qualified and authorized to transact business in the State of Texas. Each MedCath Party Affiliate is an entity, duly organized and validly existing in good standing under the Laws of its state of organization. MedCath Party and each MedCath Party Affiliate, respectively, is duly authorized, qualified to do business and in good standing under all applicable Laws of any Governmental Entity having jurisdiction over the business and operation of the MedCath Party Assets to own its properties and conduct its business in the place and manner now conducted. The execution and delivery by MedCath Party of this Agreement and the documents described herein, the performance by MedCath Party of its obligations under this Agreement and the documents described herein and the consummation by MedCath Party of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary limited partnership actions on the part of MedCath Party and corporate actions on the part of the General Partner, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.
     5.2 Limited Partnership Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by MedCath Party and the consummation by MedCath Party and the MedCath Party Affiliates of the transactions contemplated by this Agreement and documents described herein, as applicable:
          (a) are not in contravention or violation of the terms of the limited partnership agreement of MedCath Party or the articles or certificate of incorporation and bylaws (or other organic documents) of any MedCath Party Affiliate;
          (b) except as set forth on Schedule 5.2, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by MedCath Party or any of its Affiliates; and
          (c) assuming the Approvals and Permits set forth on Schedule 5.2 are obtained, will not conflict in any material respect with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation, acceleration or augmentation of any obligation or to loss of a material benefit under, or result in the creation of any material Encumbrance (other than Permitted MedCath Party Encumbrances) upon any of the MedCath Party Assets under (a) any Assumed MedCath Party Contract or (b) any Law applicable to any of the MedCath Party Assets; provided that no representation or warranty is given with respect to consents or approvals required to assign any of the Assumed MedCath Party Contracts.
     5.3 Affiliates and Minority Interests. Schedule 5.3 sets forth a true and complete list of (i) any minority interests in the MedCath Party Assets, (ii) any MedCath Party Assets which represent minority interests held by MedCath Party or any of its Affiliates, (iii) any subsidiaries or wholly-owned Affiliates of MedCath Party and (iv) any interest in another Person held by MedCath Party.

     5.4 No Outstanding Rights. Except as set forth on Schedule 5.4, there are no outstanding rights (including any rights of first refusal or offer or rights of reverter), options, or Contracts made on MedCath Party’s behalf giving any Person any current or future right to require MedCath Party or any of its Affiliates or, following the Closing Date, St. David’s, to sell or transfer to such Person or to any third party any material interest in any of the MedCath Party Assets. Schedule 5.4 also lists all equipment provided by vendors to the MedCath Party Facilities (and the corresponding contractual arrangements) without a direct allocation of fair market value in consideration of the purchase of goods and supplies by the MedCath Party.
     5.5 Binding Agreement. This Agreement and all Contracts to which MedCath Party or any of its Affiliates will become a party hereunder are and will constitute the valid and legally binding obligations of MedCath Party and/or such Affiliates and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
     5.6 MedCath Party Financial Information.
          (a) Schedule 5.6 hereto contains the following financial statements and financial information (collectively, the “MedCath Party Historical Financial Information”):
               (i) unaudited balance sheets of the MedCath Party Facilities dated as of September 30, 2009 (the “MedCath Party September Balance Sheet”) and as of December 31, 2009; and
               (ii) unaudited statements of operations of the MedCath Party Facilities for the twelve-month period ended on September 30, 2009 and for the three-month period ended on December 31, 2009.
Except as disclosed on Schedule 5.6, the financial statements included in the MedCath Party Historical Financial Information have been prepared, and the Additional Financial Statements have been and will be prepared, in accordance with GAAP, applied on a consistent basis throughout the periods indicated, and MedCath Party has not changed any accounting policy or methodology in determining the obsolescence of inventory throughout all periods presented. Except as set forth on Schedule 5.6, the balance sheets contained in the MedCath Party Historical Financial Information present fairly, and the balance sheets in the Additional Financial Statements present fairly and will present fairly, in all material respects the financial condition of the MedCath Party Facilities as of the dates indicated thereon, and the statements of operations contained in the MedCath Party Historical Financial Information present fairly, and the statements of operations contained in the Additional Financial Statements present fairly and will present fairly, in all material respects the results of operations of the MedCath Party Facilities for the periods covered.
          (b) Except for (i) liabilities that are disclosed in this Agreement, Contracts entered into in connection herewith and schedules and exhibits hereto and thereto, and (ii) liabilities that were incurred after the MedCath Party Balance Sheet Date in the ordinary course of business, as of the date hereof, there are no material liabilities of any nature of

MedCath Party or any of its Affiliates relating to the MedCath Party Facilities or the MedCath Party Assets and the Assumed MedCath Party Liabilities that are required in accordance with GAAP to be disclosed on the financial statements of MedCath Party, except as set forth on Schedule 5.6.
     5.7 Permits and Approvals.
          (a) Set forth on Schedule 5.7 is a true and complete description of all material Permits and Approvals issued or granted by a Governmental Entity and owned or held by or issued to MedCath Party or any MedCath Party Affiliate in connection with the MedCath Party Assets currently, and such Permits and Approvals constitute all material Permits and Approvals necessary for the conduct of the business and operation of the MedCath Party Facilities as currently conducted and the use of the MedCath Party Assets by MedCath Party and the MedCath Party Affiliates. MedCath Party and each MedCath Party Affiliate, as the case may be, is or will be the duly authorized holder of such Permits and Approvals listed on Schedule 5.7, all of which are in full force and effect and unimpaired. Each MedCath Party Facility’s pharmacies, laboratories and all other material ancillary departments located at such MedCath Party Facility or operated for the benefit of such MedCath Party Facility and included within the MedCath Party Assets, which are required to be specially licensed, are licensed by the appropriate Governmental Entity, as set forth on Schedule 5.7.
          (b) Each MedCath Party Facility is in compliance in all material respects with all Permits and Approvals required by Law. There are no provisions in, or Contracts relating to, any such Permits and Approvals which precludes or limits in any material respect MedCath Party or any MedCath Party Affiliate from operating any of the MedCath Party Facilities as they are currently operated. There is not now pending nor, to the knowledge of MedCath Party, threatened any action by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any of the Permits and Approvals, and all of the material Permits and Approvals are and shall be in good standing now and as of the Closing.
          (c) Each of the MedCath Party Facilities is in compliance in all material respects with all applicable fire code regulations. MedCath Party has identified on Schedule 5.7 the most recent state licensing reports and lists of deficiencies, if any, and the most recent fire marshal surveys and lists of deficiencies, if any, for each of the MedCath Party Facilities.
     5.8 MedCath Party Intellectual Property. Except for MedCath Party Intellectual Property constituting Excluded MedCath Party Assets:
          (a) MedCath Party and each MedCath Party Affiliate own or will own, or are licensed or will be licensed or otherwise possess or will possess all necessary rights to use, all MedCath Party Intellectual Property used in the MedCath Party Facilities owned by MedCath Party or such MedCath Party Affiliate.
          (b) To the knowledge of MedCath Party, there is no unauthorized use, disclosure, infringement or misappropriation of any MedCath Party Intellectual Property rights of MedCath Party or any MedCath Party Affiliate or any of their respective Affiliates, any trade secret material to MedCath Party or any of its Affiliates, or any Intellectual Property right of any third party to the extent licensed by or through MedCath Party or any of its Affiliates, by any third party, including any employee or former employee of MedCath Party or any of its Affiliates, relating in any way to any of the MedCath Party Assets. Other than in the ordinary course of business or otherwise reflected in the MedCath Party Historical Financial Information, there are no royalties, fees or other payments payable by MedCath Party or any of its Affiliates to any Person by reason of the ownership, use, sale or disposition of MedCath Party Intellectual Property related to any of the MedCath Party Assets.
          (c) Except as set forth on Schedule 5.8, MedCath Party and the MedCath Party Affiliates are not nor will be as a result of the execution and delivery of this Agreement or any of the documents described herein or the performance of their obligations under this Agreement or any of the documents described herein, in material breach of any license, sublicense or other Contract relating to the MedCath Party Intellectual Property or the Intellectual Property rights of any third party related to any of the MedCath Party Assets.
          (d) Except as set forth on Schedule 5.8, neither MedCath Party nor any of its Affiliates has any patents, registered trademarks, registered service marks or registered copyrights related to any of the MedCath Party Assets. Except as set forth on Schedule 5.17, neither MedCath Party nor any of its Affiliates has been served with process in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party related to any of the MedCath Party Assets. The business of the MedCath Party Facilities does not infringe any Intellectual Property or other proprietary right of any third party. Neither MedCath Party nor any MedCath Party Affiliate has brought any action, suit or proceeding for infringement of MedCath Party Intellectual Property or breach of any license or Contract involving MedCath Party Intellectual Property related to any of the MedCath Party Assets against any third party.
     5.9 Medicare Participation/Accreditation.
          (a) Except as set forth on Schedule 5.9, Heart Hospital is eligible to receive payment without restriction under Medicare and Medicaid and is a “provider” with valid and current provider agreements and with one or more provider numbers with the Government Programs through intermediaries. Except as set forth on Schedule 5.9, each of the other MedCath Party Facilities that have historically received Medicare or Medicaid reimbursement is eligible to receive payment without restriction under Medicare and Medicaid and is a “provider” with valid and current provider agreements and with one or more provider numbers with the Government Programs through intermediaries. Except as set forth on Schedule 5.9, each of Heart Hospital and the other MedCath Party Facilities that have historically received payments under TRICARE is a “provider” with valid and current provider agreements and with one or more provider numbers with TRICARE and successor programs through intermediaries. Except as set forth on Schedule 5.9, each of Heart Hospital and the other MedCath Party Facilities referred to above is in compliance with the conditions of participation for the Government Programs in all material respects and has received all Approvals or qualifications necessary for capital reimbursement on the MedCath Party Assets. Except as set forth on Schedule 5.9, there is not pending, nor to the knowledge of MedCath Party threatened, any proceeding or investigation under the Government Programs involving MedCath Party or any of the MedCath Party Assets. The cost reports of MedCath Party and Heart Hospital and the other

MedCath Party Facilities referred to above for the Government Programs and for payment or reimbursement of any other MedCath Party Agency Receivables for the fiscal years through September 30, 2008, required to be filed on or before the date hereof have been properly filed and are complete and correct in all material respects. Except as disclosed on Schedule 5.9, MedCath Party is in material compliance with filing requirements with respect to cost reports of Heart Hospital and other MedCath Party Facilities referred to above and such reports do not claim, and none of Heart Hospital and the other MedCath Party Facilities referred to above has received payment or reimbursement in excess of, the amount provided by Law or any applicable agreement, except where excess reimbursement was noted on the cost report. True and correct copies of all such reports for the three (3) most recent fiscal years of MedCath Party and the Heart Hospital and the other MedCath Party Facilities referred to above have been furnished to St. David’s. Except as disclosed on Schedule 5.9 and except for claims, actions and appeals in the ordinary course of business, there are no material claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, Governmental Entity or the Administrator of the Centers for Medicare & Medicaid Services, with respect to any Government Program cost reports or claims filed on behalf of MedCath Party with respect to any of Heart Hospital or the other MedCath Party Facilities referred to above, on or before the date of this Agreement, or any disallowances by any commission, board or agency in connection with any audit of such cost reports. Except as disclosed on Schedule 5.9 and except for those in the ordinary course of business, no validation review or program integrity review (including any recovery audit contract review) related to Heart Hospital or any of the other MedCath Party Facilities referred to above, the operation of Heart Hospital or any of the other MedCath Party Facilities referred to above, or the consummation of the transactions contemplated by this Agreement, or related to any of the MedCath Party Assets has been conducted by any commission, board, agency or Governmental Entity in connection with the Government Programs, and to the knowledge of MedCath Party, no such reviews are scheduled, pending or threatened against or affecting MedCath Party with respect to Heart Hospital, any of the other MedCath Party Facilities referred to above or any of the MedCath Party Assets, or the consummation of the transactions contemplated by this Agreement.
          (b) All billing practices of MedCath Party with respect to the MedCath Party Facilities to all third party payors, including the Government Programs and private insurance companies, have been in material compliance with all applicable Laws, regulations and polices of such third party payors and Government Programs in all material respects, and neither MedCath Party nor the MedCath Party Facilities have billed or received any payment or reimbursement in excess of amounts allowed by Law.
          (c) MedCath Party has provided St. David’s copies of the Joint Commission accreditation survey report and deficiency list, if any, and each plan of correction, if any.
          (d) Neither MedCath Party nor any of its Affiliates nor to the knowledge of MedCath Party, any partner, member, director, officer or employee of MedCath Party nor any of its Affiliates, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly in connection with any of the MedCath Party Facilities: (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third party payors of MedCath Party or any of the MedCath Party Facilities in

order to obtain business or payments from such Persons; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other Person other than in connection with promotional or entertainment activities in the ordinary course of business; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the Laws of the United States or under the Laws of any state or any other Governmental Entity having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.
          (e) Neither MedCath Party nor any of its Affiliates, nor to the knowledge of MedCath Party, any partner, member, director, officer or employee of MedCath Party nor any of its Affiliates, is a party to any Contract (including any joint venture or consulting agreement) related to MedCath Party or any of the MedCath Party Facilities or the MedCath Party Assets with any physician, health care facility, hospital, nursing facility, home health agency or other Person who is in a position to make or influence referrals to or otherwise generate business for MedCath Party with respect to any of the MedCath Party Facilities or the MedCath Party Assets, to provide services, lease space, lease equipment or engage in any other venture or activity, to the extent that any of the foregoing is prohibited by Law.
     5.10 Regulatory Compliance. Except as set forth on Schedule 5.10, MedCath Party and each MedCath Party Affiliate are in compliance in all material respects with all applicable statutes, rules, regulations and requirements of Governmental Entities having jurisdiction over each MedCath Party Facility and the MedCath Party Assets and the business operation of each MedCath Party Facility and the MedCath Party Assets. MedCath Party and each MedCath Party Affiliate have timely filed all material forms, applications, reports, statements, data and other information required to be filed with Governmental Entities; provided; that no representation or warranty is made with respect to the MedCath Party Facilities’ compliance with the physical access requirements of the ADA.
     5.11 Scheduled MedCath Party Contracts.
          (a) Attached hereto as Schedule 5.11(a) is a list of all Contracts to which MedCath Party is a party or by which MedCath Party or any of the MedCath Party Assets are bound, including all provider network agreements, clinical affiliation agreements, medical director agreements, consulting agreements, management services agreements, professional services agreements, transfer agreements, recruitment agreements, employment agreements, real estate lease agreements, personal property lease agreements, supply agreements and software agreements. Schedule 5.11(a) clearly identifies those Contracts that are Excluded MedCath Party Contracts and that will not be assumed by St. David’s. Contracts which are listed on

Schedule 5.11(a) and not designated therein as an Excluded MedCath Party Contract are referred to herein as the “Scheduled MedCath Party Contracts.” Each Scheduled MedCath Party Contract (i) is valid and existing (or constitutes a month-to-month Contract under which goods or services are being provided after the expiration of its original term), and MedCath Party or the applicable MedCath Party Affiliate has duly performed in all material respects its obligations under each Scheduled MedCath Party Contract to which it is a party to the extent that such obligations to perform have accrued and (ii) except for any breaches resulting from the failure to obtain the consent of the counterparty thereto to the assignment of same to St. David’s, no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default under any Scheduled MedCath Party Contract by MedCath Party or the applicable MedCath Party Affiliate or, to the knowledge of MedCath Party, and except as set forth on Schedule 5.11(a), any other party or obligor with respect thereto, has occurred.
          (b) With respect to any Contracts which pertain to MedCath Party Leased Real Property or MedCath Party Owned Real Property in which MedCath Party is a landlord or sublandlord, Schedule 5.11(b) is a true, correct and complete rent roll which contains references to all of the leases, subleases, the monthly rentals reserved thereunder, the date upon which collection or payment of the monthly rentals commenced or is scheduled to commence and, if different from the amount reserved, the amount being collected or paid thereunder, rents and other charges in arrears and the period for which such rents and other charges are in arrears, the amount of all deposits and advanced rent, however denominated, held, collected or paid thereunder, all tenant concessions or leasing commissions that remain to be performed or paid, the expiration date of each lease and whether there are any options to renew or extend the same and the terms thereof.
     5.12 Encumbrances; Real Property.
          (a) There are no Encumbrances (other than Permitted MedCath Party Encumbrances) on the MedCath Party Assets that were created by, through or under any MedCath Party Affiliate. MedCath Party or one of its Affiliates owns and will convey fee simple interest in the MedCath Party Owned Real Property, if any, and MedCath Party or one of its Affiliates will assign or cause the applicable MedCath Party Affiliate to assign its leasehold interest in the MedCath Party Leased Real Property, and all buildings and improvements located thereon, to St. David’s subject to (i) any lien for taxes not yet due and payable, (ii) liens securing the MedCath Party Debt or the MedCath Party Assumed Liabilities, (iii) any lease obligations assumed in writing by St. David’s, (iv) any Encumbrance arising from Laws of general application, (v) all Encumbrances listed on Schedule 5.12(a), (vi) all Encumbrances reflected on the survey described in Section 7.9(b) that are reasonably approved by St. David’s and that do not materially interfere with the operations of the MedCath Party Assets in a manner consistent with the current use by MedCath Party or its Affiliates, and (vii) the Assumed MedCath Party Contracts (the foregoing items (i) through (vii) being referred to herein as the “Permitted MedCath Party Encumbrances”). MedCath Party agrees that title to the MedCath Party Real Property shall not be altered between the date of this Agreement and Closing, except to the extent not restricted by Sections 7.2 and 7.3. In the event the title commitment obtained from the Title Company under Section 7.9(a) is updated, such updated title commitment shall be identical in all material respects to the previously issued title commitment reflecting the Permitted

MedCath Party Encumbrances. In the event any additional matters appear in the updated title commitment, which were not Permitted MedCath Party Encumbrances and were not contained in the original title commitment, such matters, if they are reasonably objected to in writing by St. David’s and they materially interfere with the operation of the MedCath Party Assets in a manner consistent with the current use of the MedCath Party Assets by MedCath Party and its Affiliates or they materially adversely impact the marketability of the MedCath Party Assets, shall not constitute Permitted MedCath Party Encumbrances; otherwise such matters shall constitute Permitted MedCath Party Encumbrances.
          (b) (i) All buildings and improvements located on the MedCath Party Real Property conform in all material respects with all applicable zoning regulations, building codes and restrictions, public health, platting, subdivision and other similar Laws and regulations, and, except as described on Schedule 5.12(b), MedCath Party has not received written notice of an outstanding violation of any applicable ordinance or other Law, order, regulation or requirement, and has not received written notice of condemnation, lien, assessment or the like, relating to any material part of the MedCath Party Real Property or the operation thereof; (ii) all of the MedCath Party Real Property is serviced by all necessary utilities, including water, sewage, electricity and telephone, and MedCath Party is not aware of any inadequacies with respect to such utilities; (iii) to the knowledge of MedCath Party, none of the buildings or improvements on the MedCath Party Real Property is located in a flood hazard area; (iv) all of the buildings and improvements located on the MedCath Party Real Property are fully accessible by public roads and, to the knowledge of the MedCath Party, no fact or condition exists that would result in the termination of the current access from any building or improvement to any presently existing highways and roads adjoining or situated on the MedCath Party Real Property; and (v) each building or improvement on the MedCath Party Real Property has direct access to a public street adjoining the MedCath Party Real Property.
     5.13 Personal Property. MedCath Party or its Affiliates presently owns and will hold on the Closing Date good title to all tangible personal property assets and valid title to all intangible assets included in the MedCath Party Assets free and clear of all Encumbrances, except Permitted MedCath Party Encumbrances and rights of owners under Assumed MedCath Party Contracts or under leases or licenses of assets leased or licensed in the ordinary course of business.
     5.14 Insurance. Schedule 5.14 sets forth a true and complete list of all insurance policies or self insurance funds maintained by MedCath Party as of the date of this Agreement covering the ownership and operation of the MedCath Party Assets or any of the MedCath Party Facilities, indicating the types of insurance, policy numbers, terms, identity of insurers and amounts and coverages (including applicable deductibles). MedCath Party has one or more “business interruption” insurance policies in customary form and amount covering the MedCath Party Facilities (which coverage includes post-Closing operations by St. David’s), and proceeds of such policies after the Closing with respect to insured events occurring prior to Closing are assignable to St. David’s. All of such policies are now and will be until the Closing in full force and effect on an occurrence basis with no premium arrearages. Such policies of insurance shall not be assigned to St. David’s as part of the MedCath Party Assets and St. David’s acknowledges that all of the coverages listed on Schedule 5.14 with respect to the MedCath Party Assets will cease on the Closing Date.

     5.15 Employee Benefit Plans.
          (a) Schedule 5.15 contains a true and complete list of all the following agreements, plans or other Contracts, covering any employee of the MedCath Party Facilities, which are presently in effect: (i) employee benefit plans within the meaning of Section 3(3) of ERISA, and (ii) any other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which MedCath Party currently sponsors, or to which MedCath Party has any outstanding present or future obligations to contribute or other liability, whether voluntary, contingent or otherwise (collectively, the “MedCath Party Plans”). None of the MedCath Party Plans provide any retiree medical or similar benefits.
          (b) The MedCath Party Assets are not, and MedCath Party does not reasonably expect them to become, subject to an Encumbrance imposed under the Code or under Title I or Title IV of ERISA including liens arising by virtue of MedCath Party being part of an ERISA Controlled Group.
          (c) Neither MedCath Party nor any member of MedCath Party’s ERISA Controlled Group has sponsored, contributed to or had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) on or after September 26, 1980, on behalf of any employees of the MedCath Party Facilities.
          (d) Neither MedCath Party nor any member of MedCath Party’s ERISA Controlled Group has at any time sponsored or contributed to a “single employer plan” (as defined in ERISA Section 4001(a)(14)) to which at least two or more of the “contributing sponsors” (as defined in ERISA Section 4001(a)(13)) are not part of the same ERISA Controlled Group.
          (e) Except as set forth on Schedule 5.15, there are no material actions, audits or claims pending or, to MedCath Party’s knowledge, threatened against MedCath Party with respect to MedCath Party’s maintenance of the MedCath Party Plans, other than routine claims for benefits and other claims that are not material.
          (f) MedCath Party and MedCath Party’s ERISA Controlled Group have complied in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, ERISA Sections 601 through 608 and Section 5000 of the Code.
          (g) All of MedCath Party’s Plans that are intended to satisfy Section 401 of the Code (“MedCath Party Retirement Plans”) from which assets may be involved in a “direct rollover” (as defined in Section 401(a)(31) of the Code) or other transfer to St. David’s Retirement Plans have complied with the requirements of Section 401(a) of the Code.
     5.16 Employees and Employee Relations.
          (a) Except as set forth on Schedule 5.16(a) (i) there is no pending or, to MedCath Party’s knowledge, threatened employee strike, work stoppage or labor dispute, (ii) to MedCath Party’s knowledge, no union representation question exists respecting any MedCath

Party Employees, no demand has been made for recognition by a labor organization by or with respect to any MedCath Party Employees, no union organizing activities by or with respect to any MedCath Party Employees are taking place, and none of the MedCath Party Employees is represented by any labor union or organization, (iii) no collective bargaining agreement exists or is currently being negotiated by MedCath Party or any MedCath Party Affiliate, (iv) there is no unfair labor practice claim against MedCath Party or any MedCath Party Affiliate before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to MedCath Party’s knowledge, threatened against or involving the MedCath Party Facilities and none has occurred, (v) MedCath Party is in compliance in all material respects with all Laws and Contracts respecting employment and employment practices, labor relations, terms and conditions of employment, and wages and hours, (vi) neither MedCath Party nor any MedCath Party Affiliate is engaged in any unfair labor practices, (vii) there are no pending or, to MedCath Party’s knowledge, threatened complaints or charges before any Governmental Entity regarding employment discrimination, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like and (viii) except as otherwise provided in this Agreement, neither St. David’s nor any St. David’s Entity will be subject to any claim or liability for severance pay as a result of the consummation of the transactions contemplated by this Agreement through the Closing.
          (b) At a time mutually agreed upon by the parties after the date hereof, MedCath Party shall deliver to St. David’s Schedule 5.16(b), which Schedule will set forth a list of all of the employees of MedCath Party and each other MedCath Party Affiliate who works primarily or exclusively for the benefit of the business conducted at the MedCath Party Facilities as of the date of such Schedule (the “MedCath Party Employees”) and the following information for each MedCath Party Employee: current salary or wage rate, date and amount of most recent merit increase, bonus and other compensation (which information may be excluded from Schedule 5.16(b) so long as MedCath Party delivers a true and correct schedule of such salary and wage rate information and the date and amount of such recent increases, bonuses and other compensation to St. David’s concurrently with the delivery of Schedule 5.16(b) to St. David’s), benefit arrangements, accrued sick days, vacation days and holidays, periods of service, date of hire, department and job title or other summary of the responsibilities of each MedCath Party Employee as well as an indication as to whether such MedCath Party Employee is part-time, fulltime or on a leave of absence and the type of leave.
     5.17 Litigation or Proceedings.
          (a) Schedule 5.17 contains an accurate list and summary description of all litigation and proceedings (even if it has since been finally settled or adjudicated) which were instituted on or after January 1, 2008 or are currently pending with respect to the MedCath Party Facilities, the MedCath Party Assets or the business conducted thereon to which MedCath Party or any other MedCath Party Affiliate is a party, as well as settlements and conciliation agreements under which MedCath Party or any other MedCath Party Affiliate has current or future obligations with respect to the MedCath Party Facilities, the MedCath Party Assets or the business conducted thereon. Neither MedCath Party nor any other MedCath Party Affiliate nor any of the MedCath Party Facilities is in violation in any material respect under any Law relating to the operation of the MedCath Party Facilities, the MedCath Party Assets or the business conducted thereon, or under any order of any court or federal, state, municipal or other

Governmental Entity wherever located. Except to the extent set forth on Schedule 5.17, there are no claims, actions, suits, audits, compliance reports or information requests, proceedings or investigations pending, or to the knowledge of MedCath Party, threatened against or affecting (i) MedCath Party or any other MedCath Party Affiliate with respect to the MedCath Party Facilities, the MedCath Party Assets or the business conducted thereon, or (ii) any employee who is employed at any of the MedCath Party Facilities, at law or in equity, or before or by any Governmental Entity wherever located.
          (b) Other than as set forth on Schedule 5.17, neither MedCath Party nor any other MedCath Party Affiliate is, or has been since January 1, 2008, subject to any outstanding judgment, order or decree with respect to the MedCath Party Assets.
          (c) Neither MedCath Party nor any MedCath Party Affiliate has engaged in any transaction that would reasonably be expected to subject MedCath Party or any other MedCath Party Affiliate (or any successor in interest to any such parties) to any avoidance action with respect to the MedCath Party Assets. Without limiting the generality of the foregoing, neither MedCath Party nor any other MedCath Party Affiliate has with respect to the MedCath Party Assets (i) received any material payments from its or their account debtors outside the ordinary and usual course, (ii) acquired or sold any asset other than for reasonably equivalent value or (iii) conducted any business with any debtor-in-possession or bankrupt estate other than in the ordinary and usual course.
     5.18 Tax Matters. Except as set forth on Schedule 5.18:
          (a) All tax returns, including income tax returns, sales tax returns, employee payroll tax returns, employee unemployment tax returns and franchise tax returns, for periods prior to and including Closing which are required have been filed by MedCath Party (collectively “MedCath Party Returns”) have been filed within the time (including any valid extensions thereof) and in the manner provided by Law, and all MedCath Party Returns are or will be true and correct and accurately reflect the tax liabilities of MedCath Party in all material respects, and all amounts shown due on such tax returns have been paid on a timely basis;
          (b) All federal, state, county and local income, franchise, margin, payroll, withholding, property, sales, use and all other taxes, penalties, interest and any other statutory additions (“Taxes”) which have become due with respect to the MedCath Party Assets have been timely paid, any Taxes regarding any period ended on or prior to the Closing Date which have not become due have been paid or are adequately reflected on the MedCath Party Closing Balance Sheet, whether shown on such returns or not;
          (c) There are no tax liens on any of the MedCath Party Assets other than liens for Taxes not yet due;
          (d) Proper and accurate amounts have been withheld by MedCath Party for all periods prior to the Closing in compliance with the payroll tax and other withholding provisions of all applicable Laws, and all of such amounts have been duly and validly remitted to the proper taxing authority; and

          (e) No notice of a claim or pending investigation has been received, or to the knowledge of MedCath Party, has been threatened, by any state, local or other jurisdiction in which MedCath Party does not currently file tax returns, alleging that MedCath Party has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of such jurisdiction, nor has MedCath Party received any notice or questionnaire from such jurisdiction which suggests or asserts that MedCath Party may have a duty to file such returns and pay such taxes, or otherwise is subject to the taxing authority of such jurisdiction.
     5.19 Environmental Matters. Except as set forth on Schedule 5.19 or in any environmental report listed therein:
          (a) MedCath Party and each other MedCath Party Affiliate has for the past five (5) years materially complied and is in material compliance (with respect to each of the MedCath Party Facilities) with, and the MedCath Party Real Property and all improvements on the MedCath Party Real Property are in material compliance with, all Environmental Laws.
          (b) MedCath Party and each other MedCath Party Affiliate has caused no, and to the knowledge of MedCath Party, no other Person located on property adjacent to the MedCath Party Real Property has caused any, conditions that could reasonably be predicted to result in any material liability under any Environmental Law with respect to any of the MedCath Party Facilities or the MedCath Party Real Property, nor is MedCath Party responsible for any liability of any other Person under any Environmental Law with respect to any of the MedCath Party Facilities or the MedCath Party Real Property. There are no pending or, to the knowledge of MedCath Party, threatened actions, suits, orders, claims, legal proceedings or other proceedings based on, and neither MedCath Party nor any of its Affiliates has received any formal or informal written notice of, any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other Person or, nor does MedCath Party know of or suspect any fact(s) which would reasonably be expected to form the basis for any such actions or notices arising out of or attributable to any Environmental Condition.
          (c) MedCath Party has been duly issued, and currently has and will maintain through the Closing Date, all material Approvals and Permits required under any Environmental Law with respect to any of the MedCath Party Facilities. A true and complete list of such Permits, all of which are valid and in full force and effect, is set forth in Schedule 5.19. MedCath Party is in material compliance (with respect to each MedCath Party Facility) with, and the MedCath Party Real Property and all improvements on the MedCath Party Real Property are in material compliance with, all Approvals and Permits. Except in accordance with such Approvals and Permits, there has been no release of material regulated by such Approvals and Permits at, on, under, or from the MedCath Party Real Property in violation of Environmental Laws.
           (d) The MedCath Party has operated, and the MedCath Party Real Property contains, no underground improvements, including treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, and MedCath Party has not used any portion of the MedCath Party Real Property as a dump or landfill.

          (e) MedCath Party will promptly furnish to St. David’s written notice of any material Environmental Condition or of any actions or notices described in this Section 5.19, in each case in respect of the MedCath Party Facilities or MedCath Party Real Property, it receives after the date hereof.
          (f) Except to the extent permitted under Environmental Laws, neither PCBs, lead paint, nor asbestos-containing materials are present on or in the MedCath Party Real Property.
          (g) No Encumbrance in favor of any Person relating to or in connection with any claim under any Environmental Law has been filed or has attached to the MedCath Party Real Property, other than Permitted MedCath Party Encumbrances.
     5.20 Immigration Act. MedCath Party is in compliance in all material respects with the terms and provisions of the Immigration Act with respect to each of the MedCath Party Facilities. For each MedCath Party Employee for whom compliance with the Immigration Act by MedCath Party is required, MedCath Party has obtained and retained a complete and true copy of each such employee’s Form I9 (Employment Eligibility Verification Form) and all other records or documents prepared, procured or retained by MedCath Party pursuant to the Immigration Act to the extent MedCath Party is required to do so under the Immigration Act. Neither MedCath Party nor any MedCath Party Affiliate has been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order (as such terms are defined in the Immigration Act) at any of the MedCath Party Facilities, nor, to the knowledge of MedCath Party, has any action or administrative proceeding been initiated or threatened against MedCath Party in connection with any of the MedCath Party Facilities, by reason of any actual or alleged failure to comply with the Immigration Act.
     5.21 WARN Act. At least five (5) days prior to Closing, MedCath Party shall deliver to St. David’s Schedule 5.21, which Schedule shall list the full name, job title, job site and unit,date of Employment Loss, and type of Employment Loss (termination, layoff or reduction in work hours) of each employee of MedCath Party and its Affiliates employed in any of the MedCath Party Facilities who has experienced an Employment Loss in the ninety (90) days preceding the date of such Schedule. For purposes of this Section, “employee” shall mean any employee, including officers, managers and supervisors, but excluding employees who are employed for an average of fewer than twenty (20) hours per week or who have been employed for fewer than six (6) of the preceding twelve (12) months. Except as set forth in this Agreement, MedCath Party does not presently intend to take any action that would result in an Employment Loss by any employee of MedCath Party or any of the MedCath Party Affiliates employed in any of the MedCath Party Facilities between the date of this Agreement and the Closing Date.
     5.22 OSHA. Except as provided in Schedule 5.22, MedCath Party and the MedCath Party Affiliates have complied with all applicable Laws relating to employee health and safety in all material respects, and MedCath Party and the MedCath Party Affiliates have not received any written notice from any Governmental Entity that past or present conditions of the MedCath Party Facilities or MedCath Party Assets violate any applicable legal requirements or otherwise will be made the basis of any claim, proceeding, or investigation, based on OSHA violations or otherwise related to employee health and safety.
     5.23 MedCath Party Inventory. All of the MedCath Party Inventory existing on the date hereof will exist on the Closing Date, except for MedCath Party Inventory exhausted or added in the ordinary course of business between the date of this Agreement and the Closing Date. Except to the extent of reserves reflected in the MedCath Party Closing Balance Sheet, all of the MedCath Party Inventory on hand on the date of this Agreement and to be on hand on the Closing Date, consists and will consist in all material respects of items of a quality usable or saleable in the ordinary and usual course of business. The quantities of all MedCath Party Inventory are reasonable and justified under the normal operations of each of the MedCath Party Facilities.
     5.24 Absence of Changes. Except as set forth in Schedule 5.24, between the MedCath Party Balance Sheet Date and the date hereof, there has not been any transaction or occurrence in which MedCath Party or any of its Affiliates, in connection with the MedCath Party Facilities and MedCath Party Assets, has:
          (a) suffered any material damage, destruction or loss with respect to or affecting any of the MedCath Party Assets;
          (b) written down or written up in any material amount the value of any MedCath Party Inventory (including write-downs by reason of shrinkage or markdowns), except for write-downs, write-ups, and write-offs in the ordinary course of business;
          (c) disposed of or permitted to lapse any right to the use of any MedCath Party Intellectual Property;
          (d) except for the MedCath Party Capital Expenditures, made any material capital expenditure or commitment for additions to property, plant, equipment, intangible or capital assets or for any other purpose, other than for emergency repairs or replacement;
          (e) sold, transferred or otherwise disposed of any of the MedCath Party Assets, except in the ordinary course of business;
          (f) granted or incurred any obligation for any increase in the compensation of any employee who is employed at the MedCath Party Facilities (including any increase pursuant to any MedCath Party Plans or other commitment), except in the ordinary course of business pursuant to existing personnel policies or MedCath Party Plans;
          (g) made any change in any method of accounting or accounting principle, practice, or policy;
          (h) taken any other action neither in the ordinary course of business nor provided for in this Agreement; or

          (i) agreed, so as to legally bind St. David’s or affect the MedCath Party Assets, whether in writing or otherwise, to take any of the actions set forth in this Section 5.24 and not otherwise permitted by this Agreement.
     5.25 Medical Staff Matters. MedCath Party has delivered to St. David’s correct and complete copies of the bylaws and rules and regulations of the medical staff of Heart Hospital, as well as all information required under Section 7.1(b) of the Agreement. Except as set forth on Schedule 5.25 (which Schedule shall be updated after the date hereof as provided in Section 7.1(b)) hereto, since January 1, 2008, there have been no adversarial relationships with physicians, appeals, challenges, disputes, disciplinary actions or corrective actions instituted or,to MedCath Party’s knowledge, threatened involving applicants, medical staff members or allied health professionals at Heart Hospital, and all appeal periods in respect of any medical staff members or applicants against whom an adverse action has been taken have expired. MedCath Party has provided St. David’s with a written description of all adverse actions taken by MedCath Party against medical staff members or applicants which are reasonably likely to result in claims or actions against MedCath Party. Except as set forth on Schedule 5.25, to the knowledge of MedCath Party, since January 1, 2008 there have been investigations or proceedings instituted or threatened involving any medical staff member of Heart Hospital by any Governmental Entity or external review board having jurisdiction. Schedule 5.25 also describes all adverse actions taken by MedCath Party against any applicant, medical staff member or allied health professional at Heart Hospital, and all investigations or proceedings by any Governmental Entity or external review board having jurisdiction involving any medical staff member at Heart Hospital that was known to MedCath Party, that have been concluded within two (2) years prior to the date hereof. Schedule 5.25 shall be prepared in such a manner as to protect the confidentiality of the Persons involved in the matters described thereon.
     5.26 Solvency. Neither MedCath Party nor any other MedCath Party Affiliate is insolvent and MedCath Party and MedCath Party Affiliates will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvent” means that: (a) the fair salable value of each of MedCath Party’s and each other MedCath Party Affiliate’s tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) each of MedCath Party and each other MedCath Party Affiliate is able to pay its debts or obligations in the ordinary course as they mature; and (c) each of MedCath Party and each other MedCath Party Affiliate has capital sufficient to carry on its businesses and all businesses which it is about to engage.
     5.27 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of MedCath Party, threatened against or affecting MedCath Party or any other MedCath Party Affiliate that has or would reasonably be expected to have a material adverse effect on MedCath Party’s ability to perform this Agreement or any aspect of the transactions contemplated hereby.

     5.28 Sufficiency and Condition of Assets.
          (a) Except for the Excluded MedCath Party Assets and for the services to be provided by MedCath Party and its Affiliates pursuant to the MedCath Shared Service Agreements, the MedCath Party Assets constitute, in the aggregate, all the assets and property used by MedCath Party in connection with the operation of the MedCath Party Facilities as currently conducted in all material respects. Except for the Excluded MedCath Party Assets, all the assets and property of MedCath Party and MedCath Party Affiliates necessary in the conduct of the MedCath Party Facilities as currently operated by MedCath Party are located at the MedCath Party Real Property.
          (b) To the knowledge of MedCath Party, the improvements located on the MedCath Party Real Property and all material tangible assets used by MedCath Party or any other MedCath Party Affiliate in the operation of the MedCath Party Facilities are in all material respects in reasonable operating condition and a reasonable state of repair given their respective ages, ordinary wear and tear excepted. Neither MedCath Party nor any other MedCath Party Affiliate is a party to any material contract with respect to repairs or improvements to the MedCath Party Real Property or the other MedCath Party Assets.
     5.29 Transactions with Affiliates. Except as set forth on Schedule 5.29 hereto and except to the extent specifically identified in the MedCath Party Historical Financial Information, since January 1, 2008, to the knowledge of MedCath Party no director, officer, employee or other individual who is an Affiliate of MedCath Party, or any Person who is related by blood, marriage or adoption to any of such Persons has: (i) borrowed money from or loaned money to MedCath Party in a material amount which remains outstanding; (ii) had any material agreement with MedCath Party (other than employment agreements, claims for compensation, benefits, expense reimbursement and similar claims and agreements in the ordinary course of business); or (iii) owned any interest in any material property or assets (tangible or intangible) used in the operation of the business at the MedCath Party Facilities.
     5.30 MedCath Party Facilities. The only assets owned by MedCath Party and its Affiliates within a twenty-five (25) mile radius of the Heart Hospital (other than the Excluded MedCath Party Assets) constitute the Heart Hospital.
     5.31 Statements True and Correct. This Agreement and the Schedules prepared by MedCath Party do not include, as of the date hereof, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to MedCath Party and the MedCath Party Assets not misleading.
6. COVENANTS OF ST. DAVID’S
     6.1 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, St. David’s shall give prompt written notice to MedCath Party of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of St. David’s contained in this Agreement to be untrue in any material respect and (ii) any failure of St. David’s to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances and shall include the amount which St. David’s believes, based on facts known to it, would be payable by St. David’s pursuant to the indemnification provisions hereof.
     6.2 HSR Act Filings.
          (a) Within five (5) business days following the date hereof, St. David’s shall make such premerger filings with the FTC and the Justice Department as may be required under the HSR Act, concerning the transactions contemplated by this Agreement. From the date of such filing until the Closing Date, St. David’s shall file all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act or otherwise and will comply promptly with any requests by the FTC or the Justice Department for additional information concerning the transactions described herein, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. St. David’s agrees to take all commercially reasonable actions necessary to insure that the waiting period imposed under the HSR Act terminates or expires prior to thirty (30) days after the date of this Agreement. Without limiting the foregoing, St. David’s agrees to use commercially reasonable efforts to cooperate with MedCath Party and oppose any preliminary injunction sought by any Governmental Entity preventing the consummation of the transactions contemplated by this Agreement.
          (b) St. David’s shall cause its counsel to furnish to MedCath Party such necessary information and reasonable assistance as MedCath Party may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act. St. David’s will cause its counsel to deliver to MedCath Party’s counsel copies of all correspondence, filings or written communications by St. David’s or its Affiliates with any Governmental Entity or staff members thereof, with respect to the transactions contemplated by this Agreement, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding such documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal the negotiating objectives or strategies or purchase price expectations of St. David’s.
          (c) St. David’s shall bear fifty percent (50%) of all application fees required in connection with any filings required under the HSR Act.
     6.3 Approvals. Between the date of this Agreement and the Closing Date, St. David’s will (i) cooperate with MedCath Party and take all reasonable steps to obtain, as promptly as practicable, all Approvals and Permits of any Governmental Entities required of either party to consummate the transactions contemplated by this Agreement and (ii) provide such other information and communications to any Governmental Entity as may be reasonably requested. MedCath Party understands and acknowledges that it is the intent of St. David’s to cause the operations, hospital licensure and Medicare certification of St. David’s Medical Center (the “St. David’s Facility”) to be expanded to encompass and include the MedCath Party Assets. To this end, St. David’s and its Affiliates will use commercially reasonable efforts to obtain all necessary Approvals of Governmental Entities to accomplish such expansion of the operations, licensure and certification of the St. David’s Facility to encompass and include the MedCath Party Assets.
7. COVENANTS OF MEDCATH PARTY
     7.1 Information.
          (a) Between the date of this Agreement and the Closing Date, to the extent permitted by Law, MedCath Party shall afford to the authorized representatives and agents of St. David’s reasonable access to and the right to inspect the plants, properties, books and records of MedCath Party relating to the MedCath Party Assets, and will furnish St. David’s with such additional financial and operating data and other information as to the business and properties of MedCath Party relating to the MedCath Party Assets as St. David’s may from time to time reasonably request. The right of access and inspection of St. David’s shall be made in such a manner as not to interfere unreasonably with the operation of the MedCath Party Assets. In this regard, St. David’s agrees that such inspection shall not take place, and no employees or other personnel at any MedCath Party Facility shall be contacted by the representatives of St. David’s, without first coordinating such contact or inspection with James A. Parker or his designee.
          (b) Without limiting the foregoing, prior to Closing, MedCath Party will provide St. David’s the following information: (i) a list of all physicians (including full name, age, medical specialty) who currently have privileges at the MedCath Party Facilities as well as any whose privileges have terminated during the last three years in connection with matters reported to the National Practitioners Data Bank; (ii) reasonable information describing any disciplinary or corrective action (whether by a MedCath Party Affiliate or any external review body), to the extent that such action has resulted in information being provided to the National Practitioner Data Bank; (iii) all reports from patient satisfaction and physician satisfaction surveys (to the extent available) from January 1, 2008; and (iv) agendas for medical staff meetings or any other meetings, including hospital committee, board or governing body meetings, involving any medical staff matter relating to a MedCath Party Facility since January 1, 2008.
          (c) Notwithstanding the foregoing, St. David’s understands that (x) with respect to documents and information deemed by MedCath Party in good faith to be market sensitive or competitive in nature, (1) MedCath Party will identify such documents and information to St. David’s, (2) if requested by St. David’s, MedCath Party will provide such documents and information to the outside attorneys and accountants of St. David’s (who will be bound by confidentiality obligations) for their review, and (3) any report by such attorneys and accountants to St. David’s with respect to such documents and information will be in writing and subject to prior review and reasonable approval by MedCath Party to confirm that any market sensitive or competitive information is not made available to St. David’s, (y) litigation and other materials (including internal/external legal audit letters, PRO information, National Practitioner Data Bank reports, quality review information and other physician specific confidential information and information subject to confidentiality requirements of Law) that are deemed privileged or confidential by MedCath Party will not be made available to St. David’s, and (z) MedCath Party shall not be obligated to generate or produce information in any prescribed format not customarily produced by MedCath Party.

          (d) St. David’s hereby agrees to indemnify and hold harmless MedCath Party against any loss, liability, damages, costs or expenses including reasonable attorneys’ fees, incurred by MedCath Party as a result of the exercise of the right of inspection related to physical assets granted to St. David’s under this Section 7.1 provided, however, such indemnification obligations shall exclude any claim, costs, expenses and liabilities arising out of (i) the discovery of any Hazardous Materials resulting from such investigations, which Hazardous Materials were in, on, or under the MedCath Party Real Property prior to such investigations and (ii) the negligence of MedCath Party or MedCath Party’s agents or representatives. St. David’s acknowledges and agrees that any such physical inspection conducted by St. David’s or its agents and representatives shall be solely at the risk of St. David’s.
     7.2 Operations. From the date hereof until the Closing Date, except as set forth in Schedule 7.2, MedCath Party shall, and shall cause the MedCath Party Affiliates to, with respect to the MedCath Party Assets (unless prior written consent of St. David’s is received, which will not be unreasonably withheld, conditioned or delayed):
          (a) carry on its business related to the MedCath Party Assets in substantially the same manner as it has heretofore and not make any material change in personnel, operations, finance, accounting policies, or the MedCath Party Assets other than in the ordinary course of business;
          (b) use its commercially reasonable efforts to maintain the MedCath Party Assets and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted;
          (c) use its commercially reasonable efforts to keep all Assumed MedCath Party Contracts in full force and effect and to perform in all material respects all of its obligations under Assumed MedCath Party Contracts relating to or affecting the MedCath Party Assets and the MedCath Party Facilities’ business and operation;
          (d) use its commercially reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance on the MedCath Party Assets;
          (e) use its commercially reasonable efforts to maintain and preserve its business organization with respect to the MedCath Party Facilities intact, retain its present employees at the MedCath Party Facilities and maintain its relationship with physicians, medical staff, suppliers, customers and others having business relations with the MedCath Party Facilities;
          (f) permit and allow reasonable access by St. David’s to make offers of post- Closing employment to any of MedCath Party’s personnel and to establish relationships with physicians, medical staff and others having business relations with MedCath Party; provided that St. David’s shall have complied with the terms of Section 7.1 in connection with such access;
          (g) use its commercially reasonable efforts to render title to the MedCath Party Assets free and clear of all Encumbrances (except for the Permitted MedCath Party Encumbrances), and to obtain appropriate Approvals from all Governmental Entities necessary for the assignment of the MedCath Party Assets and consummation of the transactions contemplated by this Agreement;
          (h) use its commercially reasonable efforts to cure any deficiencies cited by any Governmental Entity or the Joint Commission in the most recent surveys conducted by each or develop and timely implement a plan of correction that is acceptable to any Governmental Entity or the Joint Commission;
          (i) use its commercially reasonable efforts to keep available for St. David’s the services of the present officers, employees, medical staff, consultants, sales agents and representatives of the MedCath Party Facilities;
          (j) comply in all material respects with all Laws applicable to the conduct of the business and operation of the MedCath Party Facilities;
          (k) maintain in all material respects the levels and quality of MedCath Party Inventory existing on the date hereof;
          (l) continue to pay accounts payable with respect to the MedCath Party Facilities in the ordinary course of business;
          (m) use its commercially reasonable efforts to maintain all Approvals and Permits relating to the MedCath Party Facilities, MedCath Party Assets and Assumed MedCath Party Liabilities in good standing; and
          (n) promptly notify St. David’s of any material and adverse change to the MedCath Party Assets.
     7.3 Negative Covenants. From the date hereof to the Closing Date, except as set forth in Schedule 7.3, neither MedCath Party nor any MedCath Party Affiliate will, with respect to the business or operation of the MedCath Party Facilities or otherwise regarding the MedCath Party Assets, without the prior written consent of St. David’s, which will not be unreasonably withheld, conditioned or delayed:
          (a) enter into any Contract, or incur or agree to incur any liability, except for Contracts and liabilities that can be terminated without cause or penalty within ninety (90) days following Closing without the expenditure of more than $25,000 within such ninety (90) day period;
          (b) increase compensation or benefits payable or to become payable or make a bonus payment to or otherwise enter into one or more bonus Contracts with any employee or agent or under any personal services Contract, except in the ordinary course of business in accordance with existing personnel policies or to induce employees to remain through the Closing; provided, however, that notwithstanding the foregoing MedCath Party may not generally increase rates of compensation in order to induce employees to remain through Closing;

          (c) sell, assign or otherwise transfer or dispose of any material MedCath Party Assets, except in the ordinary course of business with adequate replacement thereof;
          (d) (i) materially amend, modify or terminate any Assumed MedCath Party Contract; (ii) by action or inaction, abandon, terminate, cancel, forfeit, waive or release any material rights of MedCath Party, in whole or in part, with respect to the MedCath Party Assets or encumber any of the MedCath Party Assets, except for Permitted MedCath Party Encumbrances; (iii) effect any corporate merger, business combination, reorganization or similar transaction or take any other action, corporate or otherwise, which could reasonably be expected to affect adversely MedCath Party’s ability to perform in accordance with this Agreement; (iv) cancel or permit the cancellation or lapse of insurance coverage on the MedCath Party Assets or the MedCath Party Facilities; or (v) settle any dispute or threatened dispute with any Governmental Entity regarding the MedCath Party Assets in a manner that materially and adversely affects St. David’s;
          (e) except for the Permitted MedCath Party Encumbrances, create, assume or permit to exist any new material Encumbrance upon any of the MedCath Party Assets;
          (f) take any other action materially outside the ordinary course of business except as otherwise permitted hereunder; or
          (g) except for MedCath Party Capital Expenditures, make any capital expenditure commitment in excess of $100,000 for additions to property, plant, equipment, intangible or capital assets or for any other purpose, other than for emergency repairs or replacement.
     7.4 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, MedCath Party shall give prompt written notice to St. David’s of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of MedCath Party contained in this Agreement to be untrue in any material respect and (ii) any failure of MedCath Party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances and shall include the amount which MedCath Party believes, based on facts known to it, would be payable by MedCath Party pursuant to the indemnification provisions hereof.
     7.5 HSR Act Filings.
          (a) Within five (5) business days following the date hereof, MedCath Party shall make such premerger filings with the FTC and the Justice Department as may be required under the HSR Act, concerning the transactions contemplated by this Agreement. From the date of such filing until the Closing Date, MedCath Party shall file all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act or otherwise and will comply promptly with any requests by the FTC or the Justice Department for additional information concerning the transactions described herein, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. MedCath Party agrees to take all commercially reasonable actions necessary to insure that the waiting period imposed under the HSR Act terminates or expires prior to thirty (30) days after the date of this Agreement. Without limiting the foregoing, MedCath Party agrees to use commercially reasonable efforts to cooperate with St. David’s and oppose any preliminary injunction sought by any Governmental Entity preventing the consummation of the transactions contemplated by this Agreement.
          (b) MedCath Party shall cause its counsel to furnish St. David’s such necessary information and reasonable assistance as St. David’s may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act. MedCath Party will cause its counsel to deliver to counsel for St. David’s copies of all correspondence, filings or written communications by MedCath Party or its Affiliates with any Governmental Entity or staff members thereof, with respect to the transactions contemplated by this Agreement, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding such documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal MedCath Party’s negotiating objectives or strategies or purchase price expectations.
          (c) MedCath Party shall bear fifty percent (50%) of all application fees required in connection with any filing required under the HSR Act.
     7.6 Approvals. Between the date of this Agreement and the Closing Date, MedCath Party will (i) cooperate with St. David’s and take all reasonable steps to obtain, as promptly as practicable, all Approvals and Permits of any Governmental Entities required of either party to consummate the transactions contemplated by this Agreement (including any necessary Approvals of Governmental Entities required in connection with the expansion of the operations, licensure and certification of the St. David’s Facility to encompass and include the MedCath Party Assets) and (ii) provide such other information and communications to any Governmental Entity as may be reasonably requested.
     7.7 Additional Financial Information. On or before February 15, 2010, MedCath Party will deliver to St. David’s copies of the unaudited balance sheet and related unaudited statement of operations relating to the MedCath Party Facilities for the month ended January 31, 2010, and within fifteen (15) days following the end of each calendar month prior to the Closing Date, MedCath Party will deliver to St. David’s copies of the unaudited balance sheet and the related unaudited statement of operations relating to the MedCath Party Facilities for each month then ended (all such financial statements are referred to herein as the “Additional Financial Statements”).
     7.8 No-Shop Clause. From and after the date of the execution and delivery of this Agreement by MedCath Party until the earlier of Closing or the termination of this Agreement, MedCath Party shall not (and will not permit any Affiliate or any other Person acting for or on behalf of MedCath Party or any of its Affiliates), without the prior written consent of St. David’s (i) offer for lease or sale its assets (or any material portion thereof) or any ownership interest in any entity owning any of the MedCath Party Assets; (ii) solicit offers to lease or buy all or any material portion of its assets or any ownership interest in any entity owning any of the MedCath Party Assets; (iii) hold discussions with any party (other than St. David’s) looking toward such an offer or solicitation or looking toward a merger or consolidation of any entity owning any of the MedCath Party Assets; (iv) enter into any agreement with any party (other than St. David’s) with respect to the lease, sale or other disposition of its assets (or any material portion thereof) or any ownership interest in any entity owning any of the MedCath Party Assets or with respect to any merger, consolidation or similar transaction involving any entity owning any of the MedCath Party Assets; or (v) furnish or cause to be furnished any information with respect to MedCath Party or its assets to any Person that MedCath Party or such Affiliate or any such Person acting for or on their behalf knows or has reason to believe is in the process of considering any such acquisition, merger, consolidation, combination or reorganization, provided the foregoing shall not prevent MedCath Corporation from including any information it deems required by Law in any of its filings with the Securities and Exchange Commission. If either MedCath Party or any such Affiliate or any such Person acting for or on its behalf receives from any Person (other than from St. David’s or a representative thereof) any offer, inquiry or informational request referred to above, MedCath Party will promptly notify St. David’s of the existence of such written inquiry or proposal. Nothing in this Section 7.8, however, shall apply to or otherwise restrict any transaction involving a sale of equity, merger, combination, a sale of all or substantially all of its assets or similar transaction involving MedCath Corporation and any other Person.
     7.9 Title Policies and Surveys.
          (a) MedCath Party shall cause the Title Company to issue and deliver to St. David’s as of the Closing Date a commitment from the Title Company to issue an ALTA owner’s policy of title insurance, Form B, with extended coverage, for the MedCath Party Real Property (which shall include leasehold policies with respect to those portions of such MedCath Party Real Property leased by MedCath Party Affiliates), together with improvements, buildings and fixtures thereon, in amounts equal to the reasonable value assigned to such MedCath Party Real Property by the parties and in the customary form prescribed for use in the State of Texas, but with any creditors’ rights exception and any mandatory arbitration provision deleted therefrom (unless such deletion would not be customary under local practice). MedCath Party agrees to provide such information as the Title Company may reasonably require in order to delete the creditors’ rights exception. The commitment will provide for the issuance of a title insurance policy (or policies) to St. David’s, as of Closing, which policies shall insure fee simple title to MedCath Party Real Property owned by MedCath Party or any MedCath Party Affiliate and leasehold title to that portion of such MedCath Party Real Property leased by MedCath Party or any MedCath Party Affiliate subject only to Permitted MedCath Party Encumbrances. MedCath Party agrees to deliver any information as may be required by the Title Company under the requirements section of the title insurance commitment or otherwise in connection with the issuance of a title insurance policy to St. David’s. MedCath Party also agrees to provide an affidavit of title and/or such other information as the Title Company may reasonably require in order for the Title Company to insure over the “gap” (i.e., the period of time between the effective date of the Title Company’s last bringdown of title to such MedCath Party Real Property and the Closing Date) and to use commercially reasonable efforts to cause the Title Company to delete all standard exceptions from the final title insurance policy.
     (b) St. David’s shall cause an as-built survey of the MedCath Party Real Property to be prepared by a registered land surveyor or engineer, licensed in the State of Texas, which survey shall be reasonably acceptable to St. David’s, reflecting all improvements visible on the ground and all easements and rights of way of record or on the ground and conforming to current ALTA/ACSM Minimum Detail Requirements for Land Title Surveys, sufficient to cause the Title Company to delete the standard printed survey exceptions from the title policy. Such survey shall contain a surveyor’s certificate reasonably acceptable to St. David’s and shall be certified to St. David’s, to the Title Company and to such other parties as St. David’s may designate prior to the Closing. Such survey shall show access from the land to dedicated roads and shall include a flood plain certification.
          (c) The costs of the title policy and survey referenced in this Section 7.9 shall be borne one-half by St. David’s and one-half by MedCath Party.
     8. CONDITIONS PRECEDENT TO OBLIGATIONS OF MEDCATH PARTY
      The obligations of MedCath Party hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by MedCath Party:
     8.1 Compliance With Covenants. St. David’s shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless both (i) St. David’s was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within thirty (30) days after receipt of such notice and (ii) the respects in which such covenants and obligations have not been performed have had a material adverse effect on the ability of St. David’s to timely consummate the transactions described herein.
     8.2 HSR Act Waiting Period. MedCath Party shall have complied with all waiting periods under the HSR Act.
     8.3 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the MedCath Party Facilities shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated.
     8.4 Representations and Warranties. The representations and warranties of St. David’s contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and the representations and warranties of St. David’s that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date; provided, however, that this condition will be deemed to be satisfied unless any breaches of representations and warranties by St. David’s have had a material adverse effect on the ability of St. David’s to timely consummate the transactions described herein.
     8.5 Opinion of St. David’s Counsel. MedCath Party shall have received from counsel to St. David’s an opinion dated as of the Closing Date and addressed to MedCath Party, in form and substance satisfactory to MedCath Party, to the effect that: (i) St. David’s is a limited partnership formed and validly existing in good standing under the Laws of the State of Texas;

(ii) St. David’s has the power and authority to execute, deliver and perform its obligations under this Agreement; (iii) the execution, delivery and performance of this Agreement by St. David’s has been duly authorized by all necessary partnership action on the part of St. David’s; and (iv) this Agreement constitutes the valid and binding obligation of St. David’s, enforceable against St. David’s in accordance with its terms. Such opinion shall contain usual and customary qualifications and assumptions. In rendering such opinion, such counsel may rely upon certificates of governmental officials and may place reasonable reliance upon certificates of officers of St. David’s.
9. CONDITIONS PRECEDENT TO OBLIGATIONS OF ST. DAVID’S
     The obligations of St. David’s hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by St. David’s:
     9.1 Compliance With Covenants. MedCath Party shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless both (i) MedCath Party was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within thirty (30) days after receipt of such notice and (ii) the respects in which such covenants and obligations have not been performed have had or are reasonably likely to have a Material Adverse Effect.
     9.2 Pre-Closing Confirmations. St. David’s shall have:
          (a) obtained reasonable assurances that following Closing, St. David’s will receive all required Approvals and Permits from all Governmental Entities whose approval is required to consummate the transactions herein contemplated and to expand the operations, hospital licensure and Medicare certification of the St. David’s Facility to include the MedCath Party Assets so that the MedCath Party Assets are operated under the hospital licensure and Medicare certification of the St. David’s Facility, except for any such Approvals and Permits the failure of which to obtain would not have or be reasonably likely to have a Material Adverse Effect; and
          (b) complied with all waiting periods under the HSR Act.
     9.3 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the MedCath Party Facilities shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated or otherwise seeks a remedy which would materially and adversely affect the ability of St. David’s to enjoy the use and enjoyment of the MedCath Party Assets.
     9.4 Representations and Warranties. The following representations and warranties shall be true and correct in all material respects (unless such representation and warranty is qualified by any type of materiality standard, in which case such representation and warranty must be true and correct in all respects) on the Closing Date: (i) the first sentence of

Section 5.9(a), (ii) Section 5.12 and (iii) Section 5.13. All other representations and warranties of MedCath Party contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and all other representations and warranties of MedCath Party that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date; provided, however, that this condition will deemed to be satisfied unless any breaches of such representations or warranties (other than the representations and warranties set forth in (x) the first sentence of Section 5.9(a), (y) Section 5.12 and (z) Section 5.13, all of which must be true and correct as provided in the first sentence of this Section) have had or are reasonably likely to have a Material Adverse Effect. In the event that there are breaches of representations and warranties made by MedCath Party hereunder that have not had or are not reasonably likely to have a Material Adverse Effect (other than the representations and warranties set forth in (x) the first sentence of Section 5.9(a), (y) Section 5.12 and (z) Section 5.13, all of which must be true and correct as provided in the first sentence of this Section), (A) St. David’s shall not be excused from performance hereunder as a result of such breaches and shall be obligated to complete the transaction described herein, (B) St. David’s shall not assert the breach of such representations and warranties as a basis for not consummating the transaction contemplated by this Agreement, and (C) the sole remedy of St. David’s for such breaches of such representations and warranties is to be indemnified as and to the extent set forth in Article 12. In the event that there are any such breaches as of the Closing Date, St. David’s seeks indemnification from MedCath Party in respect of any such breaches and, prior to Closing, has delivered to MedCath Party a written notice that reasonably describes such breaches, the Basket Amount applicable to MedCath Party’s indemnification obligation pertaining to the breaches identified in the written notice provided by St. David’s shall be reduced from One Million Five Hundred Thousand Dollars ($1,500,000) to Seven Hundred Fifty Thousand Dollars ($750,000).
     9.5 Opinion of MedCath Party’s Counsel. St. David’s shall have received from counsel to MedCath Party an opinion dated as of the Closing Date and addressed to St. David’s, in form and substance satisfactory to St. David’s, to the effect that: (i) MedCath Party is a limited partnership formed and validly existing in good standing under the Laws of the State of Texas; (ii) the General Partner is a corporation formed and validly existing in good standing under the Laws of the State of North Carolina and is duly qualified and authorized to transact business in the State of Texas; (iii) each of MedCath Party and the General Partner has the power and authority to execute, deliver and perform its obligations under this Agreement; (iv) the execution, delivery and performance of this Agreement by each of MedCath Party and the General Partner has been duly authorized by all necessary limited partnership action on the part of MedCath Party and corporate action on the part of the General Partner; (v) this Agreement constitutes the valid and binding obligation of MedCath Party, enforceable against MedCath Party in accordance with its terms (vi) MedCath Corporation is a corporation formed and validly existing in good standing under the laws of the State of Delaware; (vii) MedCath Corporation has the power and authority to execute, deliver and perform its obligations under the MedCath Guaranty; (viii) the execution, delivery and performance of the MedCath Guaranty by MedCath Corporation has been duly authorized by all necessary corporate action on the part of MedCath Corporation; (ix) the MedCath Guaranty constitutes the valid and binding obligation of MedCath Corporation enforceable against MedCath Corporation in accordance with its terms. Such opinion shall contain usual and customary qualifications and assumptions. In rendering such opinion, such counsel may rely upon certificates of governmental officials and may place reasonable reliance upon certificates of officers of MedCath Party.
     9.6 Consent to Assignment of Sublease. Each of Ground Lessor and Sublessor shall have executed and delivered to St. David’s a consent and estoppel certificate, in form and substance satisfactory to St. David’s, pursuant to which each of Ground Lessor and Sublessor shall have consented to the assignment of the Sublease to St. David’s and to the assumption of the Sublease by St. David’s.
     9.7 Parking. That certain License, Indemnification and Hold Harmless Agreement Concerning Entry onto Premises dated as of September 18, 2002 (as amended, the “Parking License”), by and between Ground Lessor and MedCath Party, pursuant to which MedCath Party holds a license to use ninety-seven (97) parking spaces, shall have been extended in writing beyond its current expiration date of February 28, 2010, for a period of at least one (1) year without other modifications to the underlying terms and conditions of the Parking License. St. David’s shall have received a copy of such written extension or amendment to the Parking License. Additionally, Ground Lessor shall have consented to the assignment of the Parking License to, and the assumption of same by, St. David’s. In the event that Ground Lessor does not consent to the assignment of the Parking License to, and the assumption of same by, St. David’s, MedCath Party may satisfy this condition by arranging for reasonable access to ninety-seven (97) parking spaces by St. David’s in a single location that is reasonably proximate to Heart Hospital and reasonably acceptable to St. David’s. Such arrangement must be evidenced by a written Contract to which St. David’s is a party that has a term of at least one (1) year from and after Closing and that is otherwise upon terms and conditions reasonably satisfactory to St. David’s. Additionally and in order to satisfy this condition, the monthly cost to St. David’s (including employee transportation costs) of utilizing such parking spaces shall not exceed the monthly cost incurred by MedCath Party for the Parking License (and employee transportation costs), as such costs are reflected in the statement of operations of the MedCath Party Facilities for the twelve-month period ended on September 30, 2009. The failure by MedCath Party to satisfy this condition, in and of itself, shall not constitute a breach of this Agreement by MedCath Party.
     9.8 MedCath Transition Services Agreement. One or more Affiliates of each of MedCath Party and St. David’s shall have entered into the MedCath Transition Services Agreement.
10. TRANSITIONAL ARRANGEMENTS
     10.1 MedCath Party Transition Patients. To compensate MedCath Party for services rendered and medicine, drugs and supplies provided on or before the Closing Date (the “MedCath Party Patient Transition Services”) with respect to patients admitted to Heart Hospital on or before the Closing Date (or who were in Heart Hospital’s emergency department or in observation beds on the Closing Date and immediately thereafter admitted to Heart Hospital) but who are not discharged until after the Closing Date (such patients being referred to herein as the “MedCath Party Transition Patients”), the parties shall take the following actions:

          (a) Medicare, Medicaid, TRICARE and Other DRG MedCath Party Transition Patients. As soon as practicable after the Closing Date, MedCath Party shall deliver to St. David’s a schedule itemizing the MedCath Party Patient Transition Services provided by MedCath Party on or through the Closing Date to MedCath Party Transition Patients whose care is reimbursed by the Medicare, Medicaid, TRICARE or other third party payor program on a diagnostic related group basis, case rate or similar basis (each a “MedCath Party DRG Transition Patient”). St. David’s shall pay to MedCath Party an amount equal to (x) the DRG and outlier payments, the case rate payments or other similar payments received by St. David’s on behalf of each MedCath Party DRG Transition Patient, multiplied by a fraction, the numerator of which shall be the total charges for MedCath Party Patient Transition Services provided to such MedCath Party DRG Transition Patient by MedCath Party, and the denominator of which shall be the sum of the total charges for all services provided to such MedCath Party DRG Transition Patient both before and after the Closing Date minus (y) any deposits or co-payments made by such MedCath Party DRG Transition Patient to MedCath Party. St. David’s shall make all payments to MedCath Party under this Section 10.1(a) within three (3) business days after receipt of each DRG or outlier payment, case rate payment or other similar payment accompanied by copies of remittances and other supporting documentation as reasonably required by MedCath Party.
          (b) Other Patients. As of the Closing Date, MedCath Party shall prepare cut-off billings for all patients not covered by Section 10.1(b). MedCath Party shall be entitled to receive all amounts collected in respect of such cut-off billings. St. David’s shall remit to MedCath Party any amounts St. David’s receives after the Closing with respect to medical services rendered to such cost-based Transition Patients on or prior to the Closing, including any periodic interim payments or portions thereof applicable to the period on or prior to the Closing.
     10.2 MedCath Party’s Cost Reports. MedCath Party will timely prepare all cost reports relating to MedCath Party for periods ending on or prior to the Closing Date or required as a result of the consummation of the transactions set forth herein, including terminating cost reports for the Medicare, Medicaid and TRICARE programs (the “MedCath Party Cost Reports”). St. David’s shall forward to MedCath Party any and all correspondence relating to MedCath Party Cost Reports within five (5) business days after receipt by St. David’s. St. David’s shall remit any receipts of funds relating to MedCath Party Cost Reports promptly after receipt by St. David’s and shall forward to MedCath Party any demand for payments within three (3) business days after receipt by St. David’s. MedCath Party shall retain all rights to MedCath Party Agency Receivables and to MedCath Party Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports. Such rights shall include the right to appeal any Medicare determinations relating to MedCath Party Agency Receivables and MedCath Party Cost Reports. St. David’s, upon reasonable notice, during normal business hours and at the sole cost and expense of MedCath Party, will cooperate with MedCath Party in regard to the preparation, filing, handling and appeal of any MedCath Party Cost Reports. Such cooperation shall include the providing of statistics and obtaining files if in the possession of St. David’s and the coordination with MedCath Party pursuant to adequate notice of Medicare and Medicaid exit conferences or meetings as well as providing to appropriate parties (including the Provider Reimbursement Review Board), as determined to be reasonably necessary by MedCath Party, a letter acknowledging that MedCath Party retained all rights to such appeals, and that St. David’s agrees that MedCath Party has the right to pursue such appeals, either on MedCath Party’s behalf, or to the extent required by Law, as a representative of St. David’s. MedCath Party shall retain the originals of MedCath Party Cost Reports, correspondence, work papers and other documents relating to MedCath Party Cost Reports and the MedCath Party Agency Receivables. MedCath Party will furnish copies of such documents (other than work papers) to St. David’s prior to the Closing to the extent then existing if requested by St. David’s.
     10.3 MedCath Party Continuing Employees.
          (a) As of the Closing Date, MedCath Party shall terminate or cause its Affiliates to terminate all MedCath Party Employees (other than any member of Senior Management listed on Schedule 10.3(a) who has elected to remain employed by MedCath Party or one of its Affiliates following the Closing Date and any MedCath Party Employee who is not hired by St. David’s pursuant to HCA Inc.’s employment policies and procedures (collectively “Excluded MedCath Party Employees”)), and St. David’s or one of its Affiliates shall offer employment to substantially all MedCath Party Employees (other than Excluded MedCath Party Employees) at their existing base wage and salary levels and at benefit levels consistent with those provided to similarly-situated employees at the St. David’s Facility. St. David’s reserves the right, however, not to hire any individual employee consistent with HCA Inc. employment policies and procedures. St. David’s shall be responsible for, and hereby assumes, any and all liabilities and obligations resulting from the termination of any such MedCath Party Employee as set forth in this Section 10.3(a) (other than Excluded MedCath Party Employees or MedCath Party Employees who do not accept an offer of employment from St. David’s). MedCath Party may elect to make offers of employment to one or more members of Senior Management for positions at other facilities owned or operated by MedCath Party or its Affiliates. For purposes of clarification, St. David’s shall be responsible for and assumes all liabilities and obligations to pay amounts due to any MedCath Party Employee under the terms of their Employment Agreements (to the extent such Employment Agreements are set forth on Schedule 5.11(a)) to the extent that such liabilities and obligations arise from a termination of their employment at any time by St. David’s, but St. David’s shall not be responsible for (and MedCath Party and its Affiliates shall retain) liabilities and obligations, if any, due from MedCath Party or its Affiliates to such employees in connection with the termination of their employment by MedCath Party or its Affiliates upon Closing.
          (b) The term “MedCath Party Continuing Employee” as used in this Agreement means a MedCath Party Employee who accepts employment with St. David’s or one of its Affiliates as of the Closing Date. All MedCath Party Continuing Employees will be retained as employees-at-will (except to the extent that such MedCath Party Continuing Employees are parties to Contracts providing for other employment terms as disclosed on Schedule 5.11(a), in which case such MedCath Party Continuing Employees shall be retained in accordance with the terms of such Contracts). The terms of all such MedCath Party Continuing Employees’ employment with St. David’s shall be in accordance with usual and customary practices for employees at other healthcare facilities owned and/or operated by St. David’s and its Affiliates. St. David’s shall provide each MedCath Party Continuing Employee with employee benefits, including but not limited to retirement, welfare and paid time off, consistent with similarly-situated employees at the St. David’s Facility. With respect to such employee benefits, to the extent lawful and provided for under the policies and contracts of St. David’s,

St. David’s shall honor the MedCath Party Continuing Employees’ prior service credit under the MedCath Party’s current welfare plans for purposes of eligibility and satisfying pre-existing condition limitations in the welfare benefit plans of St. David’s. St. David’s shall honor prior length of service for purposes of eligibility and vesting in the retirement benefit plans and other service-based plans of St. David’s such as paid time off, but shall not accrue benefits or make contributions to such plans with respect to prior service. For purposes of retirement benefit plans offered by St. David’s, such vesting credit shall be extended at the rate of one (1) year of credit for each whole twelve-month period elapsed since each MedCath Party Continuing Employee’s most recent date of hire with MedCath Party as of Closing. St. David’s shall carry over, and give credit for, the MedCath Party Accrued PTO for the MedCath Party Continuing Employees based on the valid records of MedCath Party to the extent the amounts do not exceed the maximum allowed accrual of three hundred twenty (320) hours and to the extent the value of such time is included in the determination of the Final MedCath Party NWC Calculation. Additionally, St. David’s shall provide the MedCath Party Continuing Employees with sick leave, extended illness and similar benefits at levels comparable to those available to similarly situated employees of St. David’s. Participation in the St. David’s Plans shall begin as soon as administratively feasible after the Closing Date for participating MedCath Party Continuing Employees (and eligible dependents) and for all other MedCath Party Continuing Employees who, given their MedCath Party service, have met the age and service requirements for participation under the respective St. David’s Plans. St. David’s shall employ a sufficient number of MedCath Party Continuing Employees at each MedCath Party Facility for at least a 90-day period following the Closing Date so as not to constitute a “plant closing” or “mass layoff” (as those terms are used in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., the “WARN Act”), with respect to any MedCath Party Facility. St. David’s shall be liable and responsible for any notification required under the WARN Act (or under any similar state or local Law) and shall indemnify MedCath Party and its Affiliates from any claims arising out of a breach of this covenant. Subject to the terms of any Employment Agreement assumed by St. David’s hereunder, in the event that any member of Senior Management of any MedCath Party Facility is terminated by St. David’s within twelve (12) months following the Closing Date, St. David’s agrees to pay such individual severance benefits not less than the severance benefits to which such individual would have been entitled under the severance policies, practices, programs or plan of MedCath Party in effect as of the date hereof, as previously delivered in writing to St. David’s.
          (c) Any applicable employee of MedCath Party and its Affiliates identified as a current or former participant (and any eligible dependent thereof) who is eligible to receive continuation coverage (within the meaning of Code Section 4980B and Part 6 of Subtitle B of Title 1 of ERISA) will remain covered through MedCath Party’s COBRA provider. Immediately following the Closing Date and as a result of the transactions contemplated by this Agreement, MedCath Party shall cease to offer COBRA benefits for any applicable group health plan to former employees (and their dependents) who are employed by St. David’s at any MedCath Party Facility as of the Effective Time. MedCath Party will thereby be released of COBRA responsibility and liability for such employees.
          (d) As of the Closing Date, MedCath Party will, at its expense or at the expense of the applicable MedCath Party Plan, (i) terminate all MedCath Party Plans, if any, relating solely to employees at any MedCath Party Facility, (ii) terminate the participation of all employees employed at any MedCath Party Facility from all other MedCath Party Plans, (iii) cause all MedCath Party Continuing Employees to be one hundred percent (100%) vested in their accrued benefits under each MedCath Party Retirement Plan, (iv) take such actions as are necessary to make, or cause such MedCath Party Plans to make, timely appropriate distributions to such employees to the extent required or permitted by, and in accordance with, such MedCath Party Plans and applicable Law, as determined by MedCath Party and/or its counsel, and (v) comply with all applicable Laws in connection with the foregoing. MedCath Party shall indemnify and hold harmless St. David’s from and against any and all liabilities and obligations whatsoever with respect to the MedCath Party Plans or the acts or omissions of MedCath Party under this Section 10.3.
          (e) At the option of St. David’s, MedCath Party and St. David’s shall enter into a separate Employee Services Agreement (the “MedCath ESA”) as of Closing, pursuant to which MedCath Party will continue the employment of all MedCath Party Continuing Employees at their then-current positions, salaries, wages and benefits (including workers’ compensation) for a period of up to three (3) months subsequent to Closing, and MedCath Party shall lease the MedCath Party Continuing Employees during such period to St. David’s. St. David’s shall have the right not to lease any particular employee based upon HCA Inc. policies and procedures for any reason whatsoever. Pursuant to the MedCath ESA, St. David’s shall reimburse MedCath Party for actual out-of-pocket costs and expenses incurred in providing the MedCath Party Continuing Employees. The MedCath ESA will otherwise be upon such terms and conditions as St. David’s and MedCath Party may agree. In the event that St. David’s elects to cause MedCath Party to enter into the MedCath ESA described in this Section 10.3(e) the provisions of Sections 10.3(a), 10.3(b), 10.3(c), and 10.3(d) hereof shall be automatically amended without any additional action on the part of the parties to change the phrase “Closing Date” or “Closing” to “the expiration or termination date of the MedCath ESA.”
          (f) Notwithstanding any provision herein to the contrary, no term of this Agreement shall be deemed to (i) create any Contract with any MedCath Party Continuing Employee, (ii) give any MedCath Party Continuing Employee the right to be retained in the employment of St. David’s or any of its Affiliates, or (iii) interfere with the right of St. David’s to terminate employment of any MedCath Party Continuing Employee at any time. Nothing in this Agreement shall diminish the right of St. David’s to change or terminate its policies regarding salaries, benefits and other employment matters at any time or from time to time. The representations, warranties, covenants and agreements contained herein are for the sole benefit of the parties hereto, and the MedCath Party Continuing Employees are not intended to be and shall not be construed as beneficiaries hereof.
     10.4 Misdirected Payments. If either party receives any amount from patients or third-party payors which, under the terms of this Agreement, belongs to the other party, the party receiving such amount shall remit within three (3) business days said full amount to the other party.

11. ADDITIONAL AGREEMENTS
     11.1 Fair Market Value/Allocations.
          (a) St. David’s and MedCath Party have heretofore engaged Value Management Group, L.L.C. (the “Appraiser”) to appraise the fair market value of the MedCath Party Assets as a going concern to verify that the valuation ascribed to the MedCath Party Assets by the parties in this Agreement is within the range of fair market value. St. David’s and MedCath Party shall each be responsible for fifty percent (50%) of all costs and expenses incurred by the Appraiser in connection with the valuation described in this Section 11.1. The Appraiser shall share with both St. David’s and MedCath Party all information used or developed in connection with the Appraiser’s fair market value determinations.
          (b) St. David’s and MedCath Party shall agree prior to the Closing Date upon an allocation of the MedCath Party Assets among the various classes of assets in accordance with the provisions of Section 1060 of the Code and applicable Treasury Regulations, and attach such allocation hereto as Schedule 11.1(b). The parties agree that any tax returns, or other tax information they may file or cause to be filed with any Governmental Entity shall be prepared and filed consistent with such agreed upon allocation. In this regard, the parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.
     11.2 Termination Prior to Closing.
          (a) Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated by this Agreement may not be terminated, except prior to Closing as follows:
               (i) by mutual consent in writing of MedCath Party and St. David’s;
               (ii) by St. David’s or MedCath Party at any time after July 31, 2010 (the “Drop Dead Date”), if the Closing shall not have occurred by such date; provided, that the right to terminate this Agreement under this Section 11.2(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date;
               (iii) by MedCath Party if St. David’s shall have breached in any material respect any of the representations, warranties, covenants or other agreements of St. David’s contained in this Agreement, which would give rise to the failure of a condition set forth in Article 8, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by MedCath Party to St. David’s specifying such breach;
               (iv) by St. David’s if MedCath Party shall have breached in any material respect any of MedCath Party’s representations, warranties, covenants or other agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Article 9, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by St. David’s to MedCath Party specifying such breach;

               (v) by St. David’s or MedCath Party, if any court or any other Governmental Entity shall have issued an order restraining or prohibiting such party from consummating the sale and purchase of the MedCath Party Assets as provided herein and such order shall have become final and non-appealable so long as the Party seeking to terminate this Agreement has complied with its obligations set forth in Section 6.2 or Section 7.5, as the case may be; or
               (vi) by St. David’s pursuant to the terms and conditions of Section 11.12.
          (b) In the event that this Agreement shall be terminated pursuant to Section 11.2(a), all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the parties contained in this Section 11.2(b) and in Article 12 shall survive any such termination. A termination under Section 11.2(a) shall not relieve any party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.
     11.3 Post-Closing Access to Information. MedCath Party and St. David’s acknowledge that, subsequent to the Closing, MedCath Party and St. David’s may each need access to information, documents or computer data in the control or possession of the other, and MedCath Party may need access to the MedCath Party Assets or the MedCath Party Facilities, for purposes of concluding the transactions contemplated herein and for audits, investigations, compliance with governmental requirements, regulations and requests, and the prosecution or defense of third party claims. Accordingly, each of MedCath Party and St. David’s agrees that, at the sole cost and expense of the other party, it will make available to such other party and its agents, independent auditors and/or Governmental Entities such documents and information as may be available relating to the MedCath Party Facilities and the MedCath Party Assets in respect of periods prior to Closing and will permit such other party to make copies of such documents and information.
     11.4 St. David’s Preservation and MedCath Party Access to Records After the Closing.
          (a) After the Closing, St. David’s shall keep and preserve in their original form all medical and other records of the MedCath Party Facilities existing as of the Closing and transferred to St. David’s hereunder for such period as required by applicable Law. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. St. David’s acknowledges that as a result of entering into this Agreement and operating the MedCath Party Facilities it and its Affiliates will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. St. David’s shall abide by any such rules and regulations relating to the confidential information that it acquires. St. David’s shall maintain the patient records held at each MedCath Party Facility or delivered to St. David’s at Closing at the MedCath Party Facilities after Closing in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(V)(1)(i)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the MedCath Party Facilities after Closing. Upon reasonable notice, during normal business hours and upon the receipt by St. David’s of appropriate consents and authorizations, St. David’s shall afford to representatives of MedCath Party, including its counsel and accountants, full and complete access to, and the right to make copies of, the records transferred to St. David’s at the Closing (including access to patient records in respect of patients treated by Affiliates of MedCath Party at the MedCath Party Facilities). In addition, MedCath Party shall be entitled to remove from the MedCath Party Facilities any such patient records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by MedCath Party in connection with such litigation. Any patient records so removed from the MedCath Party Facilities shall be promptly returned to St. David’s following its use by MedCath Party.
          (b) St. David’s shall reasonably cooperate with MedCath Party and its insurance carriers in connection with the defense of claims made by third parties against MedCath Party in respect of alleged events occurring while MedCath Party operated the MedCath Party Facility; provided, MedCath Party shall reimburse St. David’s its reasonable and documented out-of-pocket expenses incurred in providing such cooperation. Such cooperation shall include, without limitation, making all of the MedCath Party Continuing Employees reasonably available for interviews, depositions, hearings and trial; and making all of the MedCath Party Continuing Employees reasonably available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses, all of which shall be done without payment of any fees or expenses to St. David’s or to such MedCath Party Continuing Employees: provided, however, that MedCath Party shall pay all reasonable and documented out-of-pocket expenses incurred by such MedCath Party Continuing Employees (including for travel). In addition, MedCath Party shall be entitled to remove from the MedCath Party Facilities any records, but only for purposes of pending litigation involving the Person to whom such records refer, as certified in writing prior to removal by counsel retained by MedCath Party in connection with such litigation. Any records so removed from the MedCath Party Facilities shall be promptly returned to St. David’s following their use by MedCath Party.
     11.5 Capital Expenditures. This Agreement shall not be deemed to be an acquisition or obligation of a capital expenditure or of funds within the meaning of the certificate of need statute of any state, until the appropriate Governmental Entities shall have granted a certificate of need or the appropriate approval or ruled that no certificate of need or other approval is required.
     11.6 Reproduction of Documents. This Agreement and all documents relating hereto, including (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to MedCath Party or St. David’s, may, subject to the provisions of Section 13.8, be reproduced by MedCath Party and by St. David’s by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and MedCath Party and St. David’s may destroy any original documents so reproduced. MedCath Party and St. David’s agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by MedCath

Party or St. David’s in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
     11.7 Tax Matters. Following the Closing, the parties shall cooperate fully with each other and shall make available to the other, as reasonably requested by and at the expense of the requesting party, all information, records or documents relating to tax liabilities of the requesting party for all periods ending on or prior to the Closing and shall preserve all such information, records and documents (to the extent a part of the assets exchanged and delivered at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof; provided, that neither party shall be required to provide any of its income tax returns (or supporting materials including working papers and tax provisions) or those of any Affiliate. Each party shall retain all tax returns and supporting materials received pursuant to Section 2.1 at least until the expiration of any applicable statute of limitations or extensions with respect thereto and shall not destroy such items without first offering such items back to the other party prior to destruction.
     11.8 Consented Assignment. Except for the Sublease and the Parking License, St. David’s shall be responsible for obtaining any and all consents to assign any Assumed MedCath Party Contract necessary or desirable in connection with the transactions contemplated hereby. However, if any such consent is not obtained as of the Closing (except for consents to the assignment of the Sublease and the Parking License), such Assumed MedCath Party Contract will still be assigned to and assumed by St. David’s under this Agreement effective as of the Effective Time. Further, at the request of St. David’s, MedCath Party will cooperate in any reasonable arrangement with St. David’s designed to provide for St. David’s the benefits and obligations under any such Assumed MedCath Party Contract, including enforcement of any and all rights of MedCath Party against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.
     11.9 Post-Closing Operations. St. David’s acknowledges that it is an experienced and knowledgeable owner and operator of facilities and assets similar to the MedCath Party Assets, and will rely on its own expertise in operating said assets from and after the Closing. St. David’s covenants for the benefit of MedCath Party to operate the MedCath Party Assets in material compliance with all applicable Laws, including Laws relating to the regulation of the MedCath Party Facilities, operation of the MedCath Party Assets, and all Environmental Laws, from and after the Closing.
     11.10 Post-Closing Assistance. St. David’s shall provide to MedCath Party, at no charge to MedCath Party, reasonable office space, equipment and clerical support within the MedCath Party Facilities for a period of 120 days following the Closing Date. MedCath Party may use such space, equipment and clerical support for purposes of collecting its accounts receivable, closing out its books and records relating to its former facilities, for making appropriate arrangements regarding any assets excluded hereunder and for other appropriate purpose relating to the winding up of its operations and business at its former facilities. All such activities will be reasonable and necessary in scope and carried out so as to reasonably minimize any potential disruptions to and/or interference with the conduct of the operations of the MedCath Party Facilities by St. David’s.

     11.11 MedCath Party Non-Competition Agreement.
          (a) MedCath Party recognizes and acknowledges that (i) the entering into this Agreement by St. David’s is induced primarily because of the covenants and assurances made by MedCath Party hereunder, (ii) the covenant not to compete of MedCath Party is necessary to insure the continuation of the operations by St. David’s and its Affiliates of the MedCath Party Facilities subsequent to Closing, and (iii) irreparable harm and damage will be done to St. David’s in the event that MedCath Party or any of its Affiliates competes with St. David’s and its Affiliates within the area specified in this Section. Therefore, in consideration of the premises and as a necessary inducement for St. David’s to enter into this Agreement and consummate the transactions set forth herein, MedCath Party agrees that for a period of five (5) years from and after the Closing Date, neither MedCath Party nor any of its Affiliates shall, directly or indirectly, own any interest in, manage, operate, control, participate in the management or control of, be employed by, provide consulting services to, lend money to or maintain or continue any interest whatsoever (financial or otherwise) in (A) any general acute care hospital, specialty hospital providing primarily cardiology services, surgical hospital or cardiac catheterization center that is located within a twenty-five (25) mile radius of Heart Hospital or (B) any acute care or specialty hospital providing primarily cardiology services that is located within a forty (40) mile radius of Heart Hospital. Notwithstanding the foregoing, in the event that MedCath Party or its Affiliates acquires at least three (3) healthcare facilities in a single transaction, and (x) one or more of such healthcare facilities is located within the non-compete territory described in this Section 11.11(a) and (y) the annual net revenues in the most recently completed fiscal year associated with such healthcare facilities which are located within the non-competition territory described in this Section 11.11(a) constitute less than ten percent (10%) of the total annual net revenues in the most recently completed fiscal year of all healthcare facilities acquired in such single transaction, MedCath Party or its Affiliate may acquire and thereafter operate such healthcare facility without violating the provisions of this Section 11.11(a). Additionally, Heart Hospital of San Antonio, L.P., an Affiliate of MedCath Party that owns and operates a specialty hospital in San Antonio, Texas, shall only be limited by the non-competition covenants set forth in (A) above. For the avoidance of doubt, St. David’s acknowledges that an Affiliate of MedCath Party owns an equity interest in MOB Sublessee, which owns a medical office building located near the MedCath Party Facilities in Austin, Texas, and that the ownership interest in MOB Sublessee, MOB Sublessee’s ownership and operation of such medical office building and the activities of MOB Sublessee’s tenants in such medical office building shall be expressly exempted from the prohibitions of this Section; provided, however, that occupancy of space in such medical office building by MedCath Party or any of its Affiliates shall be subject to the prohibitions of this Section.
          (b) The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of Section 11.11(a) hereof would be inadequate, and St. David’s hereby consents to the granting by any court of competent jurisdiction of an injunction or other equitable relief restraining any breach or threatened breach thereof, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or a party’s establishing the inadequacy of any remedy at law. To the extent that a court of competent jurisdiction determines that this Section 11.11 is illegal, invalid or unenforceable in any respect, the illegal, invalid or unenforceable provision shall be reformed in accordance with

Section 13.12 hereof. Such injunctive relief shall be in addition to any other remedies that may be available to MedCath Party under this Agreement, at law or in equity.
          (c) Notwithstanding anything in this Section 11.11 to the contrary, a Person that (A) owns and operates, or has entered into a binding agreement to purchase and operate, one or more healthcare facilities, which if owned by MedCath Party would breach the covenants of MedCath Party under Section 11.11(a), prior to the date a Change in Control Transaction is announced and (B) enters into a Change in Control Transaction with MedCath Corporation or its Affiliates, may continue to own, operate and expand the healthcare facilities owned by such Person, or that are acquired pursuant to a binding agreement that was in effect, immediately prior to the announcement of a Change in Control Transaction without being in violation of the covenants set forth in Section 11.11(a). For avoidance of doubt a Person that enters into a Change in Control Transaction with MedCath Corporation or its Affiliates and that does not own or operate, or which is not a party to a binding agreement to purchase and operate, a healthcare facility located within a twenty-five (25) mile radius of the Heart Hospital, which if owned by MedCath Party would breach the covenants of MedCath Party under Section 11.11(a), prior to the date a Change in Control Transaction is announced, shall be deemed a successor and assign of MedCath Party and its Affiliates and shall be subject to and bound by the provisions of this Section 11.11.
          (d) Further, in no event shall any Person that purchases (A) one or more hospital facilities from MedCath Corporation or one of its Affiliates (by the acquisition of either the assets thereof or the equity securities of such Affiliate) or (B) MedCath Corporation’s indirect equity interest in the MOB Sublessee, in all such cases in a transaction that is not a Change in Control Transaction, either be considered an assignee or successor of MedCath Party or its Affiliates for purposes of this Section 11.11 or otherwise be bound by this Section 11.11.
     11.12 Casualty. If, prior to the Closing Date, any part of the MedCath Party Assets is destroyed or damaged by fire or the elements or by any other cause, MedCath Party shall within ten (10) days after such casualty provide written notice thereof to St. David’s. Such notice shall include copies of all insurance policies then in force relating to the MedCath Party Assets covering such casualty and MedCath Party’s initial good faith estimate of the cost to repair such damage or destruction. St. David’s may, by written notice to MedCath Party within twenty (20) days after the receipt by St. David’s of notice of the casualty, elect in writing to terminate this Agreement if either (i) the cost to repair such damage or replace such asset, if replacement is required, is reasonably likely to exceed Ten Million Dollars ($10,000,000) or (ii) the casualty has resulted or is reasonably likely to result in a material disruption to the operations at the MedCath Party Facilities or if a material number of beds are removed from service at the MedCath Party Facilities for a period of greater than thirty (30) consecutive days and such disruption or removal of beds has resulted, or is reasonably likely to result, in a material adverse change in the business, financial condition or results of operations of MedCath Party Assets or MedCath Party Facilities, taken as a whole. If any part of the MedCath Party Assets is damaged or destroyed prior to the Closing Date but this Agreement cannot be terminated or is not terminated by St. David’s pursuant to this Section 11.12, the parties shall not be excused from performance hereunder and St. David’s shall be obligated to purchase the MedCath Party Assets hereunder and to complete the Closing pursuant to the terms and conditions set forth herein. In such an event and as of Closing, St. David’s may, at its option, either (i) reduce the Cash Payment (A) by the fair market value of the MedCath Party Assets damaged, lost or destroyed, such value to be determined as of the date immediately prior to such damage, loss or destruction or (B) by the estimated cost to replace or restore the damaged, lost or destroyed MedCath Party Assets, or (ii) require MedCath Party upon the Closing to transfer to St. David’s the proceeds (or the right to the proceeds) of any applicable insurance, including any business interruption insurance relating to periods after the Closing, plus an amount equal to the deductible on such insurance. Any determination of the fair market value of, or the estimated cost to replace, any MedCath Party Assets which are damaged, lost or destroyed shall be made in good faith jointly by MedCath Party and St. David’s prior to Closing. In the event that MedCath Party and St. David’s cannot reach a resolution regarding the fair market value of, or the estimated cost to replace, any such damaged, lost or destroyed MedCath Party Assets, the Closing shall occur and the Cash Payment shall be subject to subsequent adjustment to reflect the fair market value of, or the estimated cost to replace, such damaged, lost or destroyed MedCath Party Assets after the Closing Date as determined in accordance with the dispute resolution procedures in Section 13.3(b).
     11.13 MedCath Corporation Guaranty. Contemporaneously with MedCath Party’s execution and delivery of this Agreement, MedCath Corporation, the ultimate parent entity of MedCath Party, has executed and delivered to St. David’s an Unconditional Guaranty, in substantially the form of Exhibit A (the “MedCath Guaranty”), pursuant to which MedCath Corporation shall unconditionally guaranty MedCath Party’s performance under this Agreement.
     11.14 MedCath Transition Services Agreement. As of Closing, one or more Affiliates of MedCath Party and of St. David’s will execute and deliver one or more Transition Services Agreements (each, a “MedCath Transition Services Agreement”), pursuant to which such Affiliates of MedCath Party will provide certain specified transition services to and for the benefit of St. David’s and its Affiliates. The MedCath Transition Services Agreements shall include, without limitation, an agreement for the provision of (i) information technology services and (ii) revenue cycle services. The term of each MedCath Transition Services Agreement shall be for a period of nine (9) months from and after Closing; provided that St. David’s and its Affiliates shall have the right to terminate each such agreement without cause at any time by providing written notice to MedCath Party at least sixty (60) days in advance of the desired termination date. The services to be provided by Affiliates of MedCath Party under each MedCath Transition Services Agreement shall be those services that both are (i) currently being provided to MedCath Party or the Heart Hospital and (ii) selected by St. David’s and identified in the applicable MedCath Transition Services Agreement. The fees payable by St. David’s under each MedCath Transition Services Agreements for the services provided shall be the same as or calculated in the same manner as the fees currently paid by MedCath Party for such services, as such current fees are reflected in the statement of operations of the MedCath Party Facilities for the period ended December 31, 2009. In addition, St. David’s will reimburse MedCath Party for all reasonable and documented direct internal (excluding any overhead allocations) and out-of-pocket costs incurred by MedCath Party in connection with (i) the transition of St. David’s onto the systems provided by MedCath Party and its Affiliates pursuant the Transition Services Agreements and (ii) the transition of St. David’s from such systems to systems utilized by St. David’s and its Affiliates. MedCath Party shall provide St. David’s with an invoice containing reasonable detail of such costs. St. David’s shall pay such invoice within thirty (30) days after receipt, absent any dispute over amounts to be paid. Upon request, MedCath Party shall provide

St. David’s with reasonable back-up documentation that supports the costs reflected on each invoice. All monies received or collected by MedCath Party and its Affiliates on or after the Closing Date through the performance of revenue cycle services with respect to accounts receivable shall be deposited in an account under the control of St. David’s or its Affiliates, or held in trust by MedCath Party or its Affiliates on behalf of St. David’s and its Affiliates and maintained separately from any MedCath funds, as further described in the applicable MedCath Transition Services Agreement. Each MedCath Transition Services Agreement shall be upon such terms and conditions as are customary in similar circumstances and reasonably acceptable to the parties thereto. St. David’s and Affiliates of MedCath Party shall use commercially reasonable and good faith efforts to finalize the form of each MedCath Transition Services Agreement as soon as reasonably practicable after the date hereof, but in all events prior to Closing.
     11.15 National Contracts. As provided in Section 2.1(vii), St. David’s has the right to approve the partial assignment to it of certain company-wide Contracts held by MedCath Party or its Affiliates. MedCath Party shall identify the company-wide Contracts that it desires to partially assign to St. David’s and provide a schedule of same to St. David’s at least thirty (30) days prior to the Closing Date. St. David’s shall have a period of twenty (20) days after the receipt of such schedule to agree to partially assume any or all of the company-wide Contracts listed thereon, and shall notify MedCath Party in writing at least ten (10) days prior to the Closing Date of which company-wide Contracts listed on such schedule it will partially assume and which it will not partially assume. If St. David’s fails to timely provide such written notice, St. David’s shall be deemed to have agreed to partially assume all company-wide Contracts listed in the schedule it received from MedCath Party.
     11.16 Supplemental Reporting Endorsement. MedCath Party, at its sole cost and expense, will obtain a supplemental insurance policy providing for extended reporting periods for claims made after Closing in respect of events occurring prior to or as of Closing to insure against professional and general liabilities of MedCath Party relating to all periods prior to the Closing and to have the effect of converting its current professional and general liability insurance into occurrence coverage. Such “tail end” insurance shall have the term and limits of coverage as reflected in Schedule 11.16. MedCath Party shall deliver to St. David’s evidence of such supplemental reporting endorsement at least ten (10) days prior to Closing.
     11.17 Perfusionist Agreement. St. David’s, at its sole cost and expense, shall engage an independent appraiser to determine whether that certain Hospital Professional Services Agreement (Perfusion) dated as of August 24, 1998, as amended (the “Perfusionist Agreement”), by and between Capital Area Profusionist, Inc. and MedCath Party (i) is upon commercially reasonable terms and (ii) provides for fair market compensation for services performed. In the event that such independent appraiser determines that the Perfusionist Agreement is either not commercially reasonable or provides for compensation for services performed in excess of fair market value, St. David’s shall not assume the Perfusionist Agreement and such Contract shall be deemed to be an Excluded MedCath Party Contract. St. David’s shall give MedCath Party written notice of its intent not to assume the Perfusionist Agreement, if at all, on or before March 15, 2010.

     11.18 CVSTAT Program. As of Closing, pursuant to a separate License Agreement (the “CVSTAT License Agreement”), and for and in consideration of the consummation of the transactions described herein, MedCath Corporation shall grant St. David’s a non-exclusive license to use the trademark “CVSTAT” and to operate the CVSTAT program at the Heart Hospital as same is operated under the hospital licensure and Medicare certification of the St. David’s Facility in the following Texas counties: Travis, Williamson, Hays, Bastrop, Caldwell, Fayette, Lee, Burnet, Blanco, Llano, Bell, Lampasas, Milam and Gillespie. The CVSTAT License Agreement shall not require the payment of any license fees, royalties or other fees, shall be for a term that is coterminous with the operation of the MedCath Party Assets and shall be upon such other terms and conditions as MedCath Corporation and St. David’s may mutually agree.
12. INDEMNIFICATION
     12.1 Indemnification by St. David’s. From and after the Closing Date, St. David’s shall indemnify and hold harmless MedCath Party, its subsidiaries and Affiliates, and its and their respective officers, directors, principals, attorneys, agents employees or other representatives (collectively, “Indemnified MedCath Party Parties”) from and against any and all Indemnifiable Losses that such Indemnified MedCath Party incurs as a result of, or with respect to (i) any inaccuracy in any of the representations or warranties made by St. David’s in this Agreement, (ii) any material breach or nonfulfillment of any of the covenants or other agreements made by St. David’s in this Agreement, (iii) any of the Assumed MedCath Party Liabilities, and (iv) the ownership or operation of the MedCath Party Assets and the MedCath Party Facilities after the Closing to the extent such Indemnifiable Losses do not arise from Excluded MedCath Party Liabilities or from matters for which MedCath Party is obligated to indemnify Indemnified St. David’s Parties for hereunder.
     12.2 Indemnification by MedCath Party. From and after the Closing Date, MedCath Party shall indemnify and hold harmless St. David’s, its subsidiaries and Affiliates, and its and their respective officers, directors, principals, attorneys, agents employees or other representatives (collectively, “Indemnified St. David’s Parties”) from and against any and all Indemnifiable Losses that such Indemnified St. David’s Party incurs as a result of, or with respect to (i) any inaccuracy in any of the representations or warranties made by MedCath Party in this Agreement, (ii) any material breach or non-fulfillment of any of the covenants or other agreements made by MedCath Party in this Agreement, (iii) any of the Excluded MedCath Party Liabilities, and (iv) any of the claims, actions, suits, audits, compliance reports or information requests, proceedings, investigations, judgments, orders or decrees listed in Schedule 5.17, or any breach of the representations provided in Section 5.17. St. David’s acknowledges that any representations and warranties made by MedCath Party as of the Closing Date that address the operations of the MedCath Party Assets by MedCath Party shall be deemed to be made immediately prior to the Effective Time.
     12.3 Limitation.
          (a) The liability of St. David’s for indemnification under Section 12.1 shall be limited to an amount equal to the Final Cash Payment.

          (b) The liability of MedCath Party for indemnification under Section 12.2 shall be limited to an amount equal to the Final Cash Payment.
          (c) Neither St. David’s nor MedCath Party shall be required to make any indemnification payment pursuant to Section 12.1(i) or 12.2(i), respectively, unless the aggregate of all amounts for which indemnity would be payable by such party exceeds One Million Five Hundred Thousand Dollars ($1,500,000) (the “Basket Amount”), and in such event, such party shall be responsible for only the amount in excess of the Basket Amount; provided, however, that the limitation on the liability of (i) St. David’s provided for in this Section shall not apply to any Assumed MedCath Party Liability and (ii) MedCath Party provided for in this Section shall not apply to any Excluded MedCath Party Liability or a breach of the representations set forth in Section 5.30. Neither St. David’s nor MedCath Party shall be required to make any indemnification payment pursuant to Section 12.1(i) or 12.2(i) respectively for any individual claim or matter involving Indemnified Losses of less than Ten Thousand Dollars ($10,000.00).
          (d) The amount of any Indemnifiable Losses recovered or recoverable by a MedCath Party Indemnified Party shall be reduced or reimbursed, as the case may be, by any amount received by any MedCath Party Indemnified Party with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor (less any out of pocket costs incurred to collect such amounts). MedCath Party Indemnified Parties shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a MedCath Party Indemnified Party receives an amount under insurance coverage or from such other party with respect to Indemnifiable Losses at any time subsequent to any indemnification provided by St. David’s pursuant to Section 12.1, then such MedCath Party Indemnified Party shall promptly reimburse St. David’s for any payment made or expense incurred by St. David’s in connection with providing such indemnification up to such amount received by the MedCath Party Indemnified Party.
          (e) The amount of any Indemnifiable Losses recovered or recoverable by a St. David’s Indemnified Party shall be reduced or reimbursed, as the case may be, by any amount received by any St. David’s Indemnified Party with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor (less any out of pocket costs incurred to collect such amounts). St. David’s Indemnified Parties shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a St. David’s Indemnified Party receives an amount under insurance coverage or from such other party with respect to Indemnifiable Losses at any time subsequent to any indemnification provided by MedCath Party pursuant to Section 12.2, then such St. David’s Indemnified Party shall promptly reimburse MedCath Party for any payment made or expense incurred by MedCath Party in connection with providing such indemnification up to such amount received by the St. David’s Indemnified Party.
     12.4 Notice and Control of Litigation.
          (a) If any claim or liability is asserted in writing against a Person entitled to indemnification under this Article 12 (the “Indemnified Party”) which would give rise to a claim under this Article 12, the Indemnified Party shall notify the Person giving the indemnity (“Indemnifying Party”) in writing of the same within ten (10) business days of receipt of such written assertion of a claim or liability; provided, however, that the failure to provide such notice as so indicated shall not affect the Indemnifying Party’s obligation to indemnify and the Indemnifying Party shall have no remedy by reason of such failure except to the extent of any actual prejudice resulting from such delay. The Indemnifying Party shall have the right to defend any such claim, select the counsel and control the defense, settlement and prosecution of any litigation. If the Indemnifying Party, within ten (10) business days after notice of such claim, fails to defend such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such claim shall not be compromised or settled without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
          (b) The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party in the investigation, trial and defense of any lawsuit or action that may be subject to this Article 12 and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.
     12.5 Survival. The representations and warranties contained in or made pursuant to this Agreement (other than those set forth in the last sentence of Section 4.1, 5.1 and in 5.9, and 5.18, which shall survive until the expiration of the applicable statute of limitations) shall survive the Closing until two (2) years after the Closing (the “Survival Period”) but shall not survive any termination of this Agreement. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against St. David’s or MedCath Party based upon, directly or indirectly, any of the representations or warranties contained in this Agreement or any agreements contained in Article 6 or Article 7 after the Survival Period or any termination of this Agreement (except as provided in Section 11.2(b)). For the avoidance of doubt, this Section 12.5 shall not affect any rights to bring claims after the Survival Period based on (x) any covenant or agreement of the parties which contemplates performance after the Closing, (y) the obligations of St. David’s under Sections 12.1(ii), 12.1(iii), or 12.1(iv), or (z) the obligations of MedCath Party under Sections 12.2(ii), 12.2(iii), or 12.2(iv).
     12.6 Exclusive Remedy. The representations, warranties and covenants contained in or made pursuant to this Agreement shall be terminated and extinguished upon the earlier of the end of the Survival Period or any termination of this Agreement. Thereafter, subject to Section 11.2(b), none of St. David’s, MedCath Party or any shareholder, partner, officer, director, principal or Affiliate of any of the preceding shall be subject to any liability of any nature whatsoever with respect to any such representation, warranty, or covenant. Moreover, each party’s sole and exclusive remedy for any claim by it for Indemnifiable Losses arising under this Agreement or in connection with or as a result of the transactions contemplated by this Agreement (whether any such claim shall be made in contract, breach of warranty, tort or otherwise), shall be the remedies provided by this Article 12 and Sections 11.2(b), 13.3(b) and 13.3(c) except such limitation shall not apply in claims for fraud.
     12.7 Mitigation. The Indemnified Party shall take all reasonable steps to mitigate all liabilities and claims, including availing itself as reasonably directed by the Indemnifying Party of any defenses, limitations, rights of contribution, claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by the Indemnifying Party. Each party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs and/or damages for which indemnification is being sought.
     12.8 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT, NO PARTY TO THIS AGREEMENT (OR ANY OF ITS AFFILIATES) SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PARTY (OR ANY OF ITS AFFILIATES) FOR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, COSTS, EXPENSES, CHARGES OR CLAIMS, PURSUANT TO THIS ARTICLE 12 except to the extent that Indemnifiable Losses resulting from a third party claim include special, consequential, punitive, exemplary or indirect damages, costs, expenses, charges or claims of the third party and then, only to the extent of such Indemnifiable Losses, subject however, to all of the limitations set forth in this Agreement.
     12.9 Treatment of Payments. All payments made pursuant to this Article 12 shall be treated as adjustments to the Cash Payment.
13. GENERAL
     13.1 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld, conditioned or delayed and such discretion shall be reasonably exercised.
     13.2 Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial or arbitral means, the prevailing party will be entitled to recover such legal expenses, including attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.
     13.3 Choice of Law; Arbitration; Damages.
          (a) The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule thereof.
          (b) Except as specifically provided for in paragraph (c) below and elsewhere in this Agreement, all disagreements, disputes, claims or controversies whatsoever arising out of or in connection with this Agreement or the transactions contemplated by this Agreement shall be subject to binding arbitration by a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) or the existing Rules of Practice and Procedures of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), then pertaining.

The forum for any arbitration shall be Austin, Texas. Recognition and enforcement of any award rendered in such arbitration may be sought in any court of competent jurisdiction. The party filing the arbitration shall have the right to select either AAA or JAMS. The prevailing party in any arbitration proceeding hereunder as determined by the arbitrator or in any legal proceedings or actions arising from or in connection with this Agreement shall be entitled to recover reasonable attorneys’ fees and costs. Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while an arbitration is pending hereunder. Arbitration conducted pursuant to this Agreement will be confidential. The parties agree that the arbitrator shall have no authority to award any consequential, punitive, incidental, or special damages, including lost profits, loss of future revenue or income, or loss of business reputation or opportunity and other damages that are not measured by the prevailing party’s actual damages except to the extent that any such consequential damages or lost profits are the proximate result of the issue being arbitrated and the harm is reasonably foreseeable as of the date hereof. Nothing in this Section 13.3 shall prevent the parties from agreeing to substitute mediation for arbitration.
          (c) In the event of a breach of any party’s obligation to consummate this Agreement or breach of any covenant by any party to this Agreement, without limiting rights to recover damages, the non-breaching party shall be entitled to enforce this Agreement as to such matters by injunctive relief and by specific performance, such relief to be without the necessity of posting a bond, cash or otherwise (unless required by applicable Law).
     13.4 Benefit; Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. No party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party hereto may assign its interest (or a portion thereof) in this Agreement to an Affiliate and St. David’s may assign its interest (or portion thereof) to any Affiliate of HCA Inc., but in such event, the assignor shall be required to remain obligated hereunder in the same manner as if such assignment had not been effected.
     13.5 Effective Time; Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. (the “Effective Time”) on the calendar day immediately following the Closing Date, unless otherwise agreed in writing by St. David’s and MedCath Party. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end.
     13.6 No Brokerage. St. David’s and MedCath Party represent to each other that no broker has in any way been contracted in connection with the transactions contemplated hereby. Each of St. David’s and MedCath Party agrees to indemnify the other party from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

     13.7 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and except as otherwise provided herein, the parties agree as follows:
               (i) Except as provided otherwise elsewhere herein, St. David’s will pay the fees, expenses and disbursements of St. David’s and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and
               (ii) Except as provided otherwise elsewhere herein, MedCath Party shall pay the fees, expenses and disbursements of MedCath Party and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto.
               (iii) St. David’s and MedCath Party shall each pay one-half of all costs and expenses associated with obtaining title policies, surveys and environmental site assessments, the Appraiser, required filings under the HSR Act and recording fees and associated taxes attendant to recording any deeds conveying title to the other party hereunder.
     13.8 Confidentiality. The Confidentiality Agreement, dated as of June 1, 2009 (the “Confidentiality Agreement”), between HCA Inc. and MedCath Corporation shall remain in full force and effect. It is understood by the parties hereto that the information, documents and instruments delivered to MedCath Party by St. David’s or the agents of St. David’s and the information, documents and instruments delivered to St. David’s by MedCath Party or MedCath Party’s agents are of a confidential and proprietary nature. Each of the parties hereto agrees that both prior and subsequent to Closing it will maintain the confidentiality of all such confidential information, documents or instruments delivered to it by the other party hereto or its agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents unless (i) compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary Approvals of this Agreement and the transactions contemplated hereby) or by other requirements of Law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; provided, however, that the parties hereto shall not disclose any confidential information not required to be disclosed as part of such permitted disclosure. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other party to this Agreement. Each of the parties hereto recognizes that any breach of this Section 13.8 would result in irreparable harm to the other party to this Agreement and its Affiliates and that therefore the non-breaching party shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section 13.8, however, shall prohibit the use of such confidential information, documents or information for the purpose of securing financing to either party to effect the exchange of assets hereunder or such governmental filings as in the mutual opinion of MedCath Party’s counsel and counsel for St. David’s are (i) required by Law or (ii) otherwise appropriate. Also, this Section 13.8 shall not prohibit the disclosure by either party of any information, instruments or documents that are required to be filed with Governmental Entities by or under applicable securities related Laws.
     13.9 Press Release. Except as required by Law, at all times at or before Closing, neither St. David’s nor MedCath Party will issue any report, statement or release to the public with respect to this Agreement and the transactions contemplated hereby without the prior written approval of the other party hereto of the text of any such public report, statement or release. St. David’s acknowledges that MedCath Corporation will file one or more Forms 8-K with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement.
     13.10 Waiver of Breach. The waiver by either party of breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.
     13.11 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile transmission) or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to St. David’s:	c/o HCA Inc.
One Park Plaza, B1 2 East
Nashville, TN 37203
Attention: Senior Vice President — Development
Facsimile: (615) 344-2824

with copies to:	HCA Inc.
One Park Plaza, B1 2 East
Nashville, TN 37203
Attention: General Counsel
Facsimile: (615) 344-1531

If to MedCath Party	c/o MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, NC 28277
Attention: Chief Financial Officer
Facsimile: (704) 708-5035

with copies to:	c/o MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, NC 28277
Attention: General Counsel
Facsimile: (704) 708-5035

Moore and Van Allen PLLC
100 North Tryon Street
Suite 4700
Charlotte, NC 28202
Attention: Hal A. Levinson, Esq.
Facsimile: (704) 331-1159
or to such other address, and to the attention of such other Person or officer as any party may designate.
     13.12 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, and if the rights of St. David’s and MedCath Party under this Agreement will not be materially or adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never compromised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (iv) in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible.
     13.13 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
     13.14 Divisions and Headings of this Agreement. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
     13.15 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of MedCath Party and St. David’s and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person.
     13.16 Tax and Medicare Advice and Reliance. Except as expressly provided in this Agreement, none of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable tax related Laws or under the Laws governing the Medicare program. Each party has relied solely upon the tax and Medicare advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.
     13.17 Entire Agreement; Amendment. This Agreement supersedes all previous Contracts (other than the Confidentiality Agreement) and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statement or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto.
     13.18 Knowledge. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made “to its knowledge” or words of similar intent or effect of any party or its representative, such person shall make such statement only if such facts and other information which, as of the date the representation is given, are actually known to the party making such statement, which, with respect to Persons that are corporations, limited partnerships or limited liability companies, means the knowledge of its officers (or its Affiliate’s officers) listed on Schedule 13.18 after due investigation.
     13.19 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The facsimile signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein or a PDF copy of the signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature on an original Contract.
     13.20 Other Owners of the MedCath Party Assets. The parties acknowledge that certain MedCath Party Assets may be owned by Affiliates of MedCath Party and not MedCath Party. Notwithstanding the foregoing, and for purposes of all representations, warranties, covenants and agreements contained herein, MedCath Party agrees that (i) its obligations with respect to any MedCath Party Assets shall be joint and several with any Affiliate which owns or controls such MedCath Party Assets, (ii) the representations and warranties herein, to the extent applicable, shall be deemed to have been made by, on behalf of and with respect to, such Affiliates in their ownership capacity, and (iii) it has the legal capacity to cause, and it shall cause, any Affiliate which owns or controls any MedCath Party Assets to meet all of MedCath Party’s obligations under this Agreement with respect to such MedCath Party Assets. MedCath Party hereby waives any defense to a claim made by St. David’s under this Agreement based on the failure of any Person who owns or controls the MedCath Party Assets to be a party to this Agreement.
     13.21 Disclaimer of Warranties. Except as expressly set forth in Article 5 hereof, the MedCath Party Facilities and the MedCath Party Assets transferred to St. David’s will be conveyed by MedCath Party and accepted by St. David’s in their physical condition as of the Effective Time, “AS IS, WHERE IS AND WITH ALL FAULTS, DEFECTS, IMPERFECTIONS, LIABILITIES AND NONCOMPLIANCE WITH LAWS,” WITH NO

WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, with respect to the MedCath Party Real Property, and WITH NO WARRANTIES, INCLUDING, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to any personal property which is among the MedCath Party Assets, any and all of which warranties (both express and implied) MedCath Party hereby disclaims. All of the MedCath Party Assets shall be further subject to normal wear and tear on the land, improvements and equipment in the ordinary course of business up to the Effective Time.
     13.22 Schedules. Each Schedule, certificate provided hereunder and written disclosure required hereby is incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full. Each Schedule annexed hereto on the date hereof or to be annexed hereto after the date hereof may be updated as necessary on or before the Closing Date, but no such updated Schedule shall have the effect of further modifying or qualifying the representation or warranty to which it pertains. The disclosures in the Schedules of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the parties in this Agreement or that it is material, nor shall such information be deemed to establish a level or standard of materiality for purposes of this Agreement. The disclosures in the Schedules and in this Agreement set forth exceptions to the representations, warranties and other agreements made by St. David’s and MedCath Party in this Agreement and are intended to qualify such representations, warranties and other agreements. The information set forth in the Schedules with respect to any Section of this Agreement shall also be deemed to qualify each other Section of this Agreement to which such information is applicable (regardless of whether or not such other Section is qualified by reference to a Schedule).
* * *
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

ST. DAVID’S:	ST. DAVID’S HEALTHCARE PARTNERSHIP, L.P., LLP
	By:	Round Rock Hospital, Inc.,
general partner

By:	/s/ JON FOSTER
Jon Foster, Vice President

MEDCATH PARTY:	HEART HOSPITAL IV, L.P.
	By:	Hospital Management IV, Inc.,
its general partner

By:	/s/ O. EDWIN FRENCH
	Name:	O. Edwin French
	Title:	President and Chief Executive Officer